SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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The Bear Stearns Companies Inc.
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The Bear Stearns Companies Inc.
Proxy Statement

Notice of the Annual Meeting
of Stockholders to be held April 18, 2007

THE BEAR STEARNS COMPANIES INC.
383 Madison Avenue
New York, New York 10179
____________

Dear Stockholders:

     You are cordially invited to attend the 2007 Annual Meeting of Stockholders of The Bear Stearns Companies Inc. The meeting will be held on Wednesday, April 18, 2007, at 5:00 p.m. Eastern Daylight Time at our global headquarters located at 383 Madison Avenue, 2nd Floor, New York, New York.

     Enclosed herein is a notice of the meeting, a proxy card and a Proxy Statement containing the information to be acted upon at the meeting. At the meeting we will also report to you on the Company’s current operations and outlook, and discuss any other items that may be properly brought before the meeting. I hope that many of you will be able to attend the meeting in person.

     It is important that your shares be represented and voted regardless of the size of your holdings. Therefore, we request that you either promptly complete, sign and return the enclosed proxy card or vote via the internet or by telephone in accordance with the instructions printed on your proxy card.

Sincerely yours,

James E. Cayne
Chairman of the Board,
Chief Executive Officer
March 27, 2007

THE BEAR STEARNS COMPANIES INC.
383 Madison Avenue
New York, New York 10179
____________

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
____________

To the Stockholders of The Bear Stearns Companies Inc.:

     The 2007 Annual Meeting of Stockholders of The Bear Stearns Companies Inc. (the “Company”) will be held on Wednesday, April 18, 2007, at 5:00 p.m. Eastern Daylight Time. The meeting will be held at the Company’s global headquarters located at 383 Madison Avenue, 2nd Floor, New York, New York in order to:

1.	Elect 13 directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified.

2.	Approve an amendment to the Company’s Stock Award Plan.

3.	Approve amendments to the Company’s Restricted Stock Unit Plan.

4.	Approve amendments to the Company’s Capital Accumulation Plan for Senior Managing Directors.

5.	Approve the Company’s 2007 Performance Compensation Plan.

6.	Ratify the appointment of Deloitte & Touche LLP as independent auditors for fiscal 2007.

7.	Consider a stockholder proposal.

8.	Transact such other business as may properly be brought before the meeting and any adjournments or postponements thereof.

     Stockholders of record of the Company’s common stock at the close of business on February 20, 2007 will be entitled to notice of, and to vote on, all matters presented at the meeting and at any adjournments or postponements thereof.

     If you attend the meeting in person, you will need to present the enclosed admission ticket and proper photo identification at the door. If you have received your materials electronically or hold your common stock beneficially, you may receive a ticket at the door by presenting proper photo identification and an account statement showing your ownership of the stock.

By order of the Board of Directors

Kenneth L. Edlow
Secretary

March 27, 2007

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE OR VOTE VIA THE INTERNET OR BY TELEPHONE PURSUANT TO THE INSTRUCTIONS INCLUDED IN YOUR PROXY CARD.

THE BEAR STEARNS COMPANIES INC.
383 Madison Avenue
New York, New York 10179
____________

PROXY STATEMENT
____________

Annual Meeting of Stockholders
April 18, 2007
____________

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the 2007 Annual Meeting of Stockholders on Wednesday, April 18, 2007, at 5:00 p.m. Eastern Daylight Time, and at any adjournments or postponements thereof. These proxy materials are being sent on or about March 27, 2007, to holders of record of the Company’s common stock, par value $1.00 per share (“Common Stock”) as of February 20, 2007.

     Each stockholder is entitled to one vote per share of Common Stock. If you vote by completing the enclosed proxy card, through the internet or by telephone and do not subsequently revoke such vote, your vote will be executed in accordance with your instructions. If no instructions are indicated, the proxy will be voted:

  FOR the slate of directors described in this Proxy Statement;

  FOR the approval of an amendment to the Company’s Stock Award Plan;

  FOR the approval of amendments to the Company’s Restricted Stock Unit Plan;

  FOR the approval of amendments to the Company’s Capital Accumulation Plan for Senior Managing Directors;

  FOR the approval of the Company’s 2007 Performance Compensation Plan;

  FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors for fiscal 2007;

  AGAINST the stockholder proposal;

  and, as to any other matter of business that may be brought before the meeting, in accordance with the judgment of the person or persons voting on the matter.

     You may revoke your proxy at any time prior to its exercise in any of the following manners: (i) by giving written notice to the Secretary of the Company; (ii) by submitting another proxy bearing a later date; or (iii) by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by the Company after a vote on any matter taken by the Company shall not affect such action taken.

     In order to encourage stockholder participation in corporate matters and to ensure the confidentiality of stockholder votes, the Company has designated an independent third party, Automatic Data Processing, Inc., to receive and tabulate stockholder proxy votes. The manner in which any stockholder votes on any particular issue will be kept confidential and will not be disclosed to the Company or any of its officers, directors or employees except (i) where disclosure is required by applicable law, (ii) where disclosure is expressly authorized by such stockholder, or (iii) where the Company concludes in good faith that a bona fide dispute exists as to the authenticity or accuracy of any tabulation of one or more proxies, ballots or votes. Aggregate vote totals may be disclosed to the Company from time to time and publicly announced at the Annual Meeting. The Company’s policy of stockholder voting confidentiality also applies to shares of Common Stock held in customer accounts at any of the Company’s subsidiaries.

     This solicitation is being made by the Company and all expenses incurred in connection with this solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, officers or employees of the Company by telephone, in person or otherwise. Directors, officers and employees will not receive additional compensation for such solicitation. The Company also requests that brokerage firms, nominees, custodians, and fiduciaries forward proxy materials to the stockholders of record as of February 20, 2007 and will reimburse such persons and the Company’s transfer agent for reasonable out-of-pocket expenses incurred by them in connection with forwarding such materials.

THE COMPANY

     The Company was incorporated under the laws of the State of Delaware on August 21, 1985. The Company succeeded to the business of Bear, Stearns & Co., a New York limited partnership, on October 29, 1985. As used in this Proxy Statement, all references to “Bear Stearns” and “BSSC” are to Bear, Stearns & Co. Inc. and Bear, Stearns Securities Corp., respectively, the principal regulated operating subsidiaries of the Company.

VOTING SECURITIES

     Holders of record of Common Stock at the close of business on February 20, 2007 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. Each outstanding share of Common Stock entitles the holder thereof to one vote. Shares of Common Stock represented by CAP Units (as defined under the “Compensation Committee Report” on pages 14-18) and RSUs (as defined under Proposal “III Approval of Amendments to the Restricted Stock Unit Plan” on pages 32-35) are not outstanding and are not entitled to vote at the Annual Meeting.

     On February 20, 2007, there were 119,706,696 shares of Common Stock outstanding. The holders of a majority of the outstanding shares of Common Stock, present in person or represented by proxy and entitled to vote, shall constitute a quorum for the transaction of business at the Annual Meeting.

     Election of Directors. The affirmative vote of a plurality of the votes cast by holders of shares of Common Stock is required for the election of directors.

     Approval of an Amendment to the Company’s Stock Award Plan, Approval of Amendments to the Company’s Restricted Stock Unit Plan, Approval of Amendments to the Company’s Capital Accumulation Plan for Senior Managing Directors, Approval of the Company’s 2007 Performance Compensation Plan, Ratification of the Appointment of Independent Auditors and Adoption of the Stockholder Proposal. The affirmative vote of a majority of the votes cast by the holders of shares of Common Stock represented at the meeting and entitled to vote is required for approval of an amendment to the Stock Award Plan, approval of amendments to the Restricted Stock Unit Plan, approval of amendments to the Capital Accumulation Plan for Senior Managing Directors, approval of the Company’s 2007 Performance Compensation Plan, ratification of the appointment of Deloitte & Touche LLP as independent auditors and adoption of the stockholder proposal.

     An abstention with respect to any proposal will be counted as present for purposes of determining the existence of a quorum, but will have the practical effect of a negative vote as to that proposal.

     Broker Authority to Vote. Under New York Stock Exchange (“NYSE”) rules, brokers (other than Bear Stearns and BSSC) that do not receive voting instructions from their customers are entitled to vote their customer’s shares in the brokers’ discretion on the election of directors and ratification of the appointment of Deloitte & Touche LLP as independent auditors. However, brokers that do not receive instructions from their customers are not entitled to vote on any of the other proposals contained in this Proxy Statement. If Bear Stearns and BSSC do not receive voting instructions from a customer, and other brokers are entitled to vote in their discretion on a proposal, Bear Stearns and BSSC are also entitled to vote such shares of Common Stock, but only in the same proportion as all other shares are voted with respect to such proposal. In the event of a broker non-vote with respect to any proposal coming before the meeting caused by the beneficial owner’s failure to authorize a vote on such proposal, the proxy will be counted as present for the purpose of determining the existence of a quorum, but will not be deemed present and entitled to vote on that proposal for the purpose of determining the total number of shares of which a majority is required for adoption, having the practical effect of reducing the number of affirmative votes required to achieve a majority vote for such matter by reducing the total number of shares from which a majority is calculated.

     Proxy Solicitation. Morrow & Co., Inc. was hired to assist with the solicitation of votes for a fee of $7,500, plus out-of-pocket expenses.

I. ELECTION OF DIRECTORS

     The Company’s Board of Directors (the “Board”), upon the recommendation of the Corporate Governance and Nominating Committee of the Board and in accordance with the Company’s policies regarding board candidates as set forth in Exhibit A to this Proxy Statement, have nominated and are recommending the election of each of the nominees set forth below as a director of the Company. Each nominee who is elected to the Board will hold office until the next Annual Meeting of Stockholders or until his successor is duly elected and qualified or until his earlier resignation or removal. Although the Board does not anticipate that any of the nominees will be unable or unwilling to stand for election, if that situation should arise, proxies will be voted in favor of such other person or persons designated by the Board, unless the Board decides not to fill such vacancy. Each nominee is currently a director of the Company. Since the last election of directors, Michael Goldstein was appointed to the Board on January 10, 2007. Mr. Goldstein was recommended to the Corporate Governance and Nominating Committee and the Board by an executive officer of the Company.

     The affirmative vote of a plurality of the votes cast by holders of shares of Common Stock is required for the election of directors. Officers serve at the discretion of the Board.

     The Board of Directors unanimously recommends a vote “FOR” the election of each nominee set forth below.

     James E. Cayne, age 72, has been Chairman of the Board and Chief Executive Officer of the Company and Bear Stearns for more than the past five years. Mr. Cayne has served as a Director of the Company since 1985 and is a member of the Executive Committee. Mr. Cayne is not on the board of directors of any other public company.

     Henry S. Bienen, age 67, has been President of Northwestern University for more than the past five years. Mr. Bienen has served as a Director of the Company since 2004 and is a member of the Audit and Qualified Legal Compliance Committees. Mr. Bienen is not on the board of directors of any other public companies.

     Carl D. Glickman, age 80, has been a private investor for more than the past five years. Mr. Glickman has served as a Director of the Company since 1985 and is a member of the Audit and Qualified Legal Compliance Committees and is the Chairman of the Compensation Committee. He is also the Presiding Trustee and Chairman of the Executive Committee of the Lexington Corporate Properties Trust.

     Michael Goldstein, age 65, was the Chairman and Chief Executive Officer of Toys “R” Us, Inc. until his retirement in June 2001. From June 2001 through May 2006, Mr. Goldstein was the Chairman of Toys “R” Us, Inc. Children’s Fund. Mr. Goldstein was appointed to the Board of Directors and the Audit Committee on January 10, 2007. Mr. Goldstein is on the boards of the following additional public companies: 4Kids Entertainment, Inc.; Martha Stewart Living Omnimedia, Inc.; Medco Health Solutions, Inc.; Pacific Sunwear of California, Inc.; and United Retail Group, Inc.

     Alan C. Greenberg, age 79, has been Chairman of the Executive Committee of the Company for more than the past five years. Mr. Greenberg has served as a Director of the Company since 1985. Mr. Greenberg is on the board of one additional public company: Viacom Inc.

     Donald J. Harrington, age 61, has been the President of St. John’s University for more than the past five years. Mr. Harrington has served as a Director of the Company since 1993 and is a member of the Compensation Committee. Mr. Harrington is not on the board of directors of any other public companies.

     Frank T. Nickell, age 59, has been President and Chief Executive Officer of Kelso & Company, a privately held merchant banking firm, for more than the past five years. Mr. Nickell has been Chairman of Kelso & Company since June 19, 2006. Mr. Nickell has served as a Director of the Company since 1993 and is a member of the Compensation, Corporate Governance and Nominating, and Finance and Risk Committees. Mr. Nickell is not on the board of directors of any other public company.

     Paul A. Novelly, age 63, has been Chairman of the Board and Chief Executive Officer of Apex Oil Company, Inc., a privately held company engaged in wholesale marketing, storage and distribution of petroleum products, for more than the past five years. Mr. Novelly has served as a Director of the Company since 2002 and is a member of the Audit, Corporate Governance and Nominating, and Qualified Legal Compliance Committees and is the Chairman of the Finance and Risk Committee. Mr. Novelly is on the board of one additional public company: Boss Holdings, Inc.

     Frederic V. Salerno, age 63, was the Vice Chairman and Chief Financial Officer of Verizon Communications Inc. (formerly Bell Atlantic Corporation) until his retirement on September 30, 2002. Prior to June 2000, Mr. Salerno was the Senior Executive Vice President and Chief Financial Officer/Strategy and Business Development of Bell Atlantic Corporation. Prior to the merger of NYNEX Corp. (“NYNEX”) and Bell Atlantic Corporation, Mr. Salerno was the Vice Chairman of the Board of NYNEX for more than five years. Mr. Salerno has served as a Director of the Company since 1992 and is a member of the Audit, Finance and Risk, and Qualified Legal Compliance Committees and is the Chairman of the Corporate Governance and Nominating Committee. Mr. Salerno is on the boards of the following additional public companies: Popular, Inc.; Viacom Inc.; Consolidated Edison, Inc.; Akamai Technologies, Inc.; and IntercontinentalExchange, Inc.

     Alan D. Schwartz, age 56, has been the President and Co-Chief Operating Officer of the Company and Bear Stearns for more than the past five years. Mr. Schwartz has served as a Director of the Company from 1987 until 1996 and from 1999 until present and he is a member of the Executive Committee.

     Warren J. Spector, age 49, has been the President and Co-Chief Operating Officer of the Company and Bear Stearns for more than the past five years. Mr. Spector has served as a Director of the Company from 1987 until 1996 and from 1999 until present and he is a member of the Executive Committee.

     Vincent Tese, age 63, has been the Chairman of Wireless Cable International Inc. for more than the past five years. Mr. Tese has served as a Director of the Company since 1994 and is a member of the Compensation, Corporate Governance and Nominating, and Finance and Risk Committees and is the Chairman of the Audit Committee and the Qualified Legal Compliance Committee. Mr. Tese is on the boards of the following additional public companies: Bowne & Co., Inc.; Cablevision Systems Corporation; Mack-Cali Realty Corporation; IntercontinentalExchange Group; and GAMCO Investors, Inc.

     Wesley S. Williams Jr., age 64 had been a partner in the law firm of Covington & Burling LLP for more than five years prior to his retirement on January 1, 2005. He has been President and Chief Operating Officer since 2004, Co-President and Co-Chief Operating Officer from 2003 to 2004, and Co-Chairman and Co-Chief Executive Officer for more than five years, of Lockhart Companies Incorporated, a 32-company conglomerate of real estate, insurance, and consumer finance companies operating largely in the Eastern Caribbean. Prior to his retirement on January 1, 2005, Mr. Williams had been Chairman from 2003 through 2004, Deputy Chairman from 2001 through 2002, and a member of the Board of Directors for more than five years, of the Federal Reserve Bank of Richmond. Mr. Williams has also been Chairman since 2004, and a member of the Board of Directors for more than five years, of the National Prostate Cancer Coalition. Mr. Williams has served as a Director of the Company since 2004 and is a member of the Audit and Qualified Legal Compliance Committees.

     There is no family relationship among any of the directors or executive officers of the Company.

     Stockholders wishing to submit director recommendations for the 2008 Annual Meeting should write to Mr. Kenneth L. Edlow, Corporate Secretary, The Bear Stearns Companies Inc., 383 Madison Avenue, New York, New York, 10179. Any such stockholder must provide evidence that they meet the minimum eligibility requirements set forth in Exchange Act Rule 14a-8 and must submit, within the requisite timeframe: (1) evidence in accordance with Rule 14a-8 of compliance with the stockholder eligibility requirements; (2) the written consent of the candidate(s) for nomination as a director; (3) a resume or other written statement of the qualifications of the candidate(s) for nomination as director; and (4) all information regarding the candidate(s) and the submitting stockholder that would be required to be disclosed in a proxy statement filed with the Securities and Exchange Commission (the “SEC”) if the candidate(s) were nominated for election to the Board.

Board and Board Committees

     The Board held six meetings (exclusive of committee meetings) during fiscal 2006. Each director attended 75% or more of the Board and Board committee meetings (including for this purpose, the Executive Committee) on which he served that were held during the period he was a director. The Company believes that it is important for members of the Board to attend the Annual Meeting and therefore adopted a policy encouraging all members to attend Annual Meetings. Ten of the twelve members of the Board attended the Company’s 2006 Annual Meeting.

     There are five Board committees: Audit, Compensation, Corporate Governance and Nominating, Finance and Risk and Qualified Legal Compliance (collectively the “Board Committees”). Each Board Committee consists solely of “independent” directors of the Board, as that term is defined below under the section entitled “Corporate Governance.” In addition, the Company has an Executive Committee which consists of both Board and non-Board members, but may function in a manner comparable to that of a Board committee under certain circumstances. The members, purpose and responsibilities of each of the committees is described below.

     Audit Committee. The Audit Committee consists of Messrs. Bienen, Glickman, Goldstein, Novelly, Salerno, Tese (Chairman) and Williams. The Board, upon the recommendation of the Corporate Governance and Nominating Committee, has determined that each Audit Committee member is “independent” as that term is defined in NYSE and SEC rules and the Company’s Director Independence Standards as set forth in Exhibit B to this Proxy Statement. In addition, the Board has determined that each member of the Audit Committee is financially literate and has accounting or related financial management expertise as required by NYSE rules and satisfies the criteria of an “audit committee financial expert” under SEC rules. Pursuant to NYSE Rule 303A.07, if an audit committee member serves on the audit committees of more than three public companies, the Board is required to determine that such simultaneous service would not impair the member’s ability to effectively serve on the Audit Committee. Currently Mr. Goldstein and Mr. Salerno serve on the audit committees of five and six public companies, including the Company, respectively. The Board has determined that based upon Mr. Goldstein and Mr. Salerno’s wealth of financial experience, knowledge of the Company and ability to dedicate the necessary time to Board service, their service on the audit committees of five and six public companies, respectively, does not impair their ability to effectively serve on the Company’s Audit Committee and that their service on the Audit Committee is in the best interest of the Company and its stockholders.

     The purpose of the Audit Committee is to assist the Board in their oversight of: the integrity of the financial statements of the Company; the Company’s compliance with legal and regulatory requirements; the qualifications, performance and independence of the Company’s independent auditor(s); the performance of the Company’s internal audit function; and the Company’s systems of disclosure controls and procedures, external financial reporting and internal control over financial reporting. The Audit Committee is also directly and solely responsible for the appointment, retention, compensation, oversight and termination of the Company’s independent auditor(s) and for pre-approving all audit and permissible non-audit services to be performed by the independent auditor(s). The Audit Committee is governed by a written charter included as Exhibit C in this Proxy Statement, which it reviews annually, or as necessary or appropriate, to determine whether any changes or modifications are required. The Audit Committee charter was amended on March 22, 2007. The Audit Committee held thirteen meetings during fiscal 2006. The “Audit Committee Report” is on page 13 of this Proxy Statement.

     Compensation Committee. The Compensation Committee consists of Messrs. Glickman (Chairman), Harrington, Nickell and Tese. The Board, upon the recommendation of the Corporate Governance and Nominating Committee, has determined that each Compensation Committee member is “independent” as that term is defined in NYSE rules and the Company’s Director Independence Standards. Each Compensation Committee member is a “non-employee director” pursuant to Rule 16b-3 under the Exchange Act and satisfies the requirements for “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. The purpose and scope of authority of the Compensation Committee is set forth in its charter, a copy of which is located on the corporate website at www.bearstearns.com. The Compensation Committee is responsible for discharging the responsibilities of the Board relating to compensation of the Company’s Chief Executive Officer and the other participants in the Company’s Performance Compensation Plan and to oversee the Company’s compensation system and practices. The Compensation Committee also approves the salary and bonus compensation of other executive officers and other Senior Managing Directors based upon recommendations made by the Company’s Executive and Management and Compensation Committees, who utilize criteria established by the Compensation Committee. The Compensation Committee also administers certain aspects of the Capital Accumulation Plan for Senior Managing Directors (the “CAP Plan”), the Stock Award Plan and the Restricted Stock Unit Plan (the “RSU Plan”). In addition, the Compensation Committee annually reviews the compensation process for equity research personnel.

     Additionally, the Compensation Committee has the sole authority to retain, terminate and approve the retention terms of any compensation consultant(s) at the Company’s expense to assist it in performing its duties. The Compensation Committee did not utilize any compensation consultant(s) in fiscal 2006. None of the current members of the Company’s Compensation Committee is or has been an officer or an employee of the Company.

There were no “Compensation Committee Interlocks” during fiscal 2006. The Compensation Committee annually, or as necessary or appropriate, reviews its charter to determine whether any changes or modifications are required. The Compensation Committee held seven meetings during fiscal 2006. The “Compensation Committee Report” is on pages 14-18 of this Proxy Statement.

     Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee consists of Messrs. Nickell, Novelly, Salerno (Chairman) and Tese. Prior to February 8, 2007, the Corporate Governance and Nominating Committees were two separate committees. The Corporate Governance Committee consisted of Messrs. Nickell, Novelly and Tese (Chairman) and the Nominating Committee consisted of Messrs. Novelly, Salerno (Chairman) and Tese. In order to increase the efficiency of these committees, the Company decided to consolidate these two committees into one committee which will fulfill all of the responsibilities that each committee was responsible for prior to the consolidation. The purpose of the Corporate Governance and Nominating Committee is: (1) to identify individuals qualified to become Board members and select, or recommend that the Board select, the director nominees to be voted upon at the annual stockholders’ meeting; (2) to develop and recommend to the Board a set of corporate governance guidelines for the Company; (3) to make recommendations to the Board in support of such guidelines; (4) to take a leadership role in the shaping of the corporate governance of the Company; and (5) to oversee the evaluation of the Board and management. The Corporate Governance and Nominating Committee annually, or as necessary or appropriate, reviews the Company’s Board Candidate Guidelines (Exhibit A), Director Independence Standards (Exhibit B), Corporate Governance Guidelines and Code of Business Conduct and Ethics. The Corporate Governance and Nominating Committee is governed by a written charter which it reviews annually, or as necessary or appropriate, to determine whether any changes or modifications are required. A copy of the charter is attached as Exhibit D to this Proxy Statement. The Corporate Governance Committee held four meetings during fiscal 2006 and the Nominating Committee held two meetings in fiscal 2006.

     The Corporate Governance and Nominating Committee identifies Board candidates by introduction from management, members of the Board, employees or other sources and stockholders that satisfy the Company’s policy regarding stockholder recommended candidates as set forth above. The Corporate Governance and Nominating Committee evaluates director candidates recommended by stockholders in the same manner as director candidates recommended by other sources. In considering Board candidates, the Corporate Governance and Nominating Committee takes into consideration the Company’s Board Candidate Guidelines (Exhibit A), the Company’s policy regarding stockholder recommended director candidates and all other factors that they deem appropriate, including, but not limited to, the individual’s character, education, experience, knowledge and skills. The Corporate Governance and Nominating Committee will also consider the extent of the individual’s experience in business, education or public service, his or her ability to bring a desired range of skills, diverse perspective and experience to the Board and whether the individual possesses high ethical standards, a strong sense of professionalism and is capable of serving the interests of stockholders. Additionally, the Corporate Governance and Nominating Committee will consider the number of boards that the candidate already serves on when assessing whether the candidate has the appropriate time to devote to Board service.

     Finance and Risk Committee. The Board established the Finance and Risk Committee, which consists of Messrs. Nickell, Novelly (Chairman), Salerno and Tese, on January 10, 2007; accordingly there were no meetings held in fiscal 2006. The Board, upon the recommendation of the Corporate Governance and Nominating Committee, has determined that each Finance and Risk Committee member is “independent” as that term is defined in NYSE rules and the Company’s Director Independence Standards. The purpose of the Committee is to assist the Board in the Board’s oversight of the Company’s: (1) credit, market and operational risk management; (2) funding, liquidity and liquidity risk management practices; (3) balance sheet and capital management; and (4) insurance programs and related risk issues and mitigation. The Finance and Risk Committee is responsible for reviewing and discussing with the Audit Committee the Company’s policies and procedures regarding the assessment and management of the Company’s trading and investment risks, counterparty credit risks, operational risks and significant risk exposures and trends. The Committee is also responsible for reviewing the Company’s framework for balance sheet management, including categories of assets and liabilities and levels of unfunded committed funding obligations. A copy of the Finance and Risk Committee’s charter is attached as Exhibit E to this Proxy Statement.

     Qualified Legal Compliance Committee. The Qualified Legal Compliance Committee (the “QLCC”) consists of Messrs. Bienen, Glickman, Novelly, Salerno, Tese (Chairman) and Williams. The QLCC consists of at least one member of the Audit Committee and two or more members of the Board who are not employed, directly or indirectly, by the Company, as required by the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. The purpose of the QLCC is to, under certain circumstances, receive, retain and investigate reports from the Company’s chief legal officer, or any attorney appearing and practicing before the SEC in the representation of the Company, of evidence of a material violation of any United States federal or state securities law, including any breach of fiduciary duty by the Company, its officers, directors, employees or agents. The QLCC held one meeting during fiscal 2006.

     Executive Committee. The Executive Committee of the Company consists of Messrs. Cayne, Greenberg (Chairman), Molinaro, Schwartz and Spector. The Executive Committee has the authority to take action with respect to matters delegated to it by the Board that are considered to be in the ordinary course of the Company’s business and that are not prohibited by Delaware General Corporation Law or the Company’s Certificate of Incorporation. The Executive Committee generally meets each week and held 115 meetings during fiscal 2006.

Corporate Governance

     The Company is committed to the highest level of honesty, integrity and ethics. The Company regularly reviews its corporate governance policies in light of legal, regulatory and corporate governance developments and complies with SEC, NYSE and other corporate governance regulatory requirements applicable to the Company.

     Independent Directors. The Board annually reviews the members of the Board to ensure that a majority of the Board is “independent” as required by and defined in NYSE rules. This determination is made after the Board reviews the following information: relationships and/or transactions, if any, that a director has with the Company; a summary of the director and officer questionnaires; and the recommendation of the Corporate Governance and Nominating Committee. Each Board member is also provided with a copy of the text of NYSE Rule 303A. In addition, to assist it in its determination, the Board has adopted Director Independence Standards, which is attached as Exhibit B to this Proxy Statement. The standards set forth the criteria by which director independence will be determined and include: prohibitions on material relationships with the Company; limitations on employment of a director or his or her immediate family members with the Company; limitation on the receipt of direct compensation from the Company; limitations on affiliation with the Company’s auditors; and restrictions on commercial relationships.

     The Board has determined that each of the non-management directors, constituting a majority of the Board, have no material, direct or indirect, relationships with the Company and are “independent” pursuant to NYSE rules and the Company’s Director Independence Standards. The non-management directors consist of Messrs. Bienen, Goldstein, Glickman, Harrington, Nickell, Novelly, Salerno, Tese and Williams. In assessing the materiality of a director’s relationship with the Company, the Board reviewed all relevant facts and circumstances, including all other companies or organizations in which a director has an affiliation and any other relationships with the Company, including, but not limited to, commercial, industrial banking, consulting, legal, accounting, charitable and familial relationships. There were a number of immaterial relationships that were reviewed by the Board, among which are those described below.

     Mr. Nickell is the President and Chief Executive Officer of Kelso & Company, which is the manager of various investment partnerships which make investments in portfolio companies. From time to time Bear Stearns acts as underwriter or sells stock for certain of these portfolio companies. In fiscal 2006, Bear Stearns underwrote approximately 9.5 million shares of Endo Pharmaceuticals Holdings Inc. sold by Endo Pharma LLC of which affiliates of Kelso & Company had a beneficial interest in approximately 5.9 million shares. Bear Stearns received fees for this transaction in the amount of approximately $4.1 million. Also in fiscal 2006 Bear Stearns earned approximately $250,000 in arranging an add-on to bank financing for Overwatch, a portfolio company of Kelso & Company, and in December 2006 earned approximately $3.0 million for mergers and acquisition advice to Overwatch. Bear Stearns arranged financing for another portfolio company of Kelso & Company, Insurance Auto Auctions, in fiscal 2006 for which it earned $900,000. In January 2007 Bear Stearns underwrote 7,202,679 shares of Eagle Bulk Shipping Inc. from Eagle Ventures LLC of which 5,748,678 shares were reflective of beneficial ownership of Eagle Ventures LLC common interest by affiliates of Kelso & Company. Bear Stearns re-sold these shares. Mr. Nickell is not an employee nor is he an immediate family member of an executive officer of these portfolio companies. The aforementioned transactions and dealings were performed in the ordinary course of business. Because the amounts received or paid by the Company are not material to the Company or Kelso & Company, the Board determined that these transactions did not affect Mr. Nickell’s status as an independent director of the Company.

     Additionally the Company, in the ordinary course of business, entered into transactions, as principal, involving the purchase or sale of securities and commercial paper (including different forms of repurchase transactions) with non-management directors and members of their immediate families. Because these transactions were made on the same terms as similar transactions with non-affiliated third parties, the Board determined that they were not material and that such transactions did not affect the non-management directors’ status as “independent” directors of the Company.

     Corporate Governance Guidelines. The Company has established and adopted Corporate Governance Guidelines which set forth guidelines for the appointment, retention, term, responsibilities, powers, qualifications and compensation regarding the Board and its committees. The Corporate Governance Guidelines, which include the Board Candidate Guidelines attached as Exhibit A to this Proxy Statement, contain the formal director qualification and independence standards adopted by the Board.

     Lead Director. The non-management directors have elected Mr. Tese as Lead Director of the Board. As Lead Director, Mr. Tese: presides at all Board meetings at which the chairman is not present, including executive sessions of the non-management directors; serves as liaison between the chairman and the independent directors; approves information sent to the Board; approves meeting agendas for the Board; approves meeting schedules to help ensure that there is sufficient time for discussion of all agenda items; and has the authority to call meetings of the independent directors.

     Executive Sessions. The Company’s non-management directors meet in regularly scheduled executive sessions without management present in order to freely evaluate the performance of the Company’s management. The Company has a policy requiring the non-management directors to meet in executive sessions not less than quarterly. The non-management directors held six executive sessions in fiscal 2006. The Lead Director, Mr. Tese, serves as the Presiding Director at such executive sessions.

     Communications to the Non-Management Directors. The Company has adopted a procedure for stockholders to communicate with the non-management directors. Stockholders and other interested persons may contact the Presiding Director or the non-management directors individually or as a group, by writing to the Presiding Director or to such director(s) in care of Mr. Kenneth L. Edlow, Corporate Secretary, The Bear Stearns Companies Inc., 383 Madison Avenue, New York, New York 10179. Any such communications will be promptly distributed by the Corporate Secretary to the Presiding Director or such individual director(s).

     Communications to the Board. The Company has also adopted a procedure by which stockholders may send communications as defined within Item 7(h) of Schedule 14A under the Exchange Act to one or more members of the Board by writing to such director(s) or to the whole Board in care of Mr. Kenneth L. Edlow, Corporate Secretary, The Bear Stearns Companies Inc., 383 Madison Avenue, New York, New York 10179. Any such communications will be promptly distributed by the Corporate Secretary to such individual director(s) or to all directors if addressed to the whole Board.

     Policy on Directorships. In order to assure that members of the Board dedicate a sufficient amount of time to effectively serve the Company and its stockholders, the Company has adopted a policy limiting the number of public boards of directors that a Company director may serve on to six.

     Director Orientation and Continuing Education. The Company has established an orientation process for newly appointed directors. The orientation process consists of familiarizing the director with the Company and its significant businesses, practices and personnel. It also includes educating the director regarding the Company’s financial reporting and risk management processes, any material litigation and the Company’s Code of Business Conduct and Ethics. In addition, supplemental continuing education information is prepared and forwarded to each director as necessary and appropriate.

     Review of Director Status. The Company has adopted a policy that requires the non-management directors to submit information regarding any changes in their primary job responsibilities for consideration by the Corporate Governance and Nominating Committee.

     Stock Ownership. In order to further align the interests of members of the Board and the Company’s executive officers to the stockholders, the Company has established minimum stock ownership requirements for its non-management directors and executive officers. Non-management directors are required to hold 500 shares of Common Stock or Common Stock Equivalents and executive officers are required to hold 5,000 shares of Common Stock or Common Stock Equivalents. Common Stock Equivalents include all vested CAP Units, vested options or vested Restricted Stock Units held by participants in the CAP Plan, the Stock Award Plan and the Non-Employee Directors Stock Option and Stock Unit Plan (the “Directors’ Plan”). New non-management directors and executive officers are given 3 years from the date of their initial election or appointment to meet their minimum stock ownership requirement.

     Director Tenure and Retirement. The Board does not believe that a policy mandating director tenure or retirement is appropriate for the Company. A director’s experience as a director of the Company allows him or her to acquire insight to the Company and knowledge of the Company’s significant businesses and processes and makes him or her a valuable resource to the Company.

     Whistleblowing. The Company has continued its long-standing practice of encouraging whistleblowing. Accordingly, the Audit Committee has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding accounting or auditing matters. Additionally, the Company has reminded employees of its policy to not retaliate or take any other detrimental action against employees who in good faith provide evidence of fraud.

     Code of Business Conduct and Ethics. All of the Company’s employees (including those of the Company’s subsidiaries and affiliates), officers (including senior executive, financial and accounting officers) and directors are held accountable for adherence to the Company’s Code of Business Conduct and Ethics (the “Code”). The Code is intended to establish standards necessary to deter wrongdoing and to promote compliance with applicable governmental laws, rules and regulations and honest and ethical conduct. The Code covers all areas of professional conduct, including conflicts of interest, fair dealing, financial reporting and disclosure, protection of Company assets and confidentiality.

     Copies of the Company’s Corporate Governance Guidelines, Code, and the charters of each of the Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, Finance and Risk Committee and QLCC are available on the Company’s website at http://www.bearstearns.com. The website contains a corporate governance page, located within the “Corporate Governance” section under the heading “Our Firm”. Copies of these documents may also be obtained by any stockholder upon request without charge by writing to Mr. Kenneth L. Edlow, Corporate Secretary, The Bear Stearns Companies Inc., 383 Madison Avenue, New York, New York 10179.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth beneficial ownership information as of January 31, 2007 with respect to shares of Common Stock owned by each current director of the Company (including all director nominees), each executive officer named in the “Summary Compensation Table” under “Compensation Tables and Other Information”, and all directors and executive officers of the Company as a group. Also set forth below is information with respect to the number of shares of Common Stock represented by CAP Units and Restricted Stock Units credited to the accounts of the aforementioned persons pursuant to the Company’s CAP Plan and the Directors’ Plan. These amounts do not include shares underlying CAP Units and Restricted Stock Units that are not deemed to be beneficially owned for this purpose because such persons do not have the present ability to direct the vote or the ability to dispose of such shares and will not have such rights within the next 60 days.

				Percentage of
	Amount		Common Stock	Outstanding
	and Nature of	Percent of	Represented by	Common Stock,
	Common Stock	Common Stock	CAP Units and	CAP Units and
	Beneficially	Beneficially	Restricted Stock	Restricted Stock
Name and Address (1)	Owned (2)(3)(4)	Owned	Units	Units Combined
James E. Cayne (6)	6,399,914	5.32%	633,627	5.82%
Henry S. Bienen	3,465	(5)	1,646	(5)
Carl D. Glickman (7)	315,172	(5)	3,060	(5)
Michael Goldstein	0	(5)	0	(5)
Alan C. Greenberg	16,818	(5)	355,168	(5)
Donald J. Harrington	7,975	(5)	2,037	(5)
Samuel L. Molinaro Jr.	239,058	(5)	319,544	(5)
Frank T. Nickell	18,884	(5)	3,060	(5)
Paul A. Novelly (8)	41,967	(5)	2,931	(5)
Frederic V. Salerno	19,316	(5)	3,060	(5)
Alan D. Schwartz	1,414,513	1.18%	596,956	1.67%
Warren J. Spector (9)	519,879	(5)	599,125	(5)
Vincent Tese	14,919	(5)	3,060	(5)
Wesley S. Williams Jr.	6,965	(5)	1,171	(5)

All directors, nominees and
executive officers as a group
(17 individuals)	9,338,465	7.68%	2,648,109	9.66%
____________________

(1)	The address in each case is 383 Madison Avenue, New York, New York 10179.

(2)	Nature of Common Stock beneficially owned is sole voting or investment power, except as indicated in subsequent notes. Includes an aggregate of 1,211 shares of Common Stock owned by directors, nominees and executive officers through The Bear Stearns Companies Inc. Employee Stock Ownership Plans (the “ESOPs”). Shares owned by the ESOPs that are allocated to employees’ accounts are voted on a “pass through” basis by the employees to whose accounts such shares are allocated. Any allocated shares for which voting directions have not been received, are voted by the trustee of the ESOPs in proportion to the manner in which allocated shares are directed to be voted by the employees.

(3)	Does not include shares underlying CAP Units credited under the CAP Plan, except for the following number of shares to be distributed during March 2007 to the following persons: Mr. Cayne – 3,118; Mr. Greenberg – 1,818; Mr. Molinaro – 1,482; Mr. Schwartz – 2,934; Mr. Spector – 2,962 and 1,434 shares to be distributed to the remaining executive officers included in the group of seventeen individuals referred to above.

(4)	Includes shares of Common Stock subject to exercisable options and those which are exercisable within the next 60 days held by the following persons: Mr. Bienen – 1,422; Mr. Cayne – 536,007; Mr. Glickman – 14,919; Mr. Harrington – 7,919; Mr. Molinaro – 189,635; Mr. Nickell – 18,884; Mr. Novelly – 8,544; Mr. Salerno – 18,884; Mr. Schwartz – 480,095; Mr. Spector – 441,410; Mr. Tese – 14,919; Mr. Williams – 3,465; and 64,404 shares of Common Stock subject to exercisable options and those which are exercisable within the next 60 days held by the remaining executive officers included in the group of seventeen individuals referred to above.

(5)	Less than one percent.

(6)	Includes 45,669 shares of Common Stock owned by Mr. Cayne’s wife, as to which shares Mr. Cayne disclaims beneficial ownership. Includes 205,315, shares of Common Stock held by a charitable trust, as to which shares Mr. Cayne disclaims beneficial ownership but for which Mr. Cayne has voting and dispositive power. Does not include 213,254 shares of Common Stock held by trusts established for Mr. Cayne’s children, as to which shares Mr. Cayne disclaims beneficial ownership. Does not include 8,593 shares of Common Stock owned by the children of Mr. Cayne, as to which shares Mr. Cayne disclaims beneficial ownership.

(7)	Includes 3,427 shares of Common Stock owned by Mr. Glickman’s wife, as to which shares Mr. Glickman disclaims beneficial ownership.

(8)	Does not include 125,000, shares of Common Stock held by St. Albans Global Management LLLP, of which Mr. Novelly is the chief executive officer and as to which shares Mr. Novelly disclaims beneficial ownership.

(9)	Includes 636 shares of Common Stock owned by Mr. Spector’s wife, as to which shares Mr. Spector disclaims beneficial ownership.

Security Ownership of Certain Beneficial Owners

     Based upon a review of filings made pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, the following are the only persons (other than as set forth under “Security Ownership of Directors and Executive Officers” and the Company’s employees as a group) known to the Company to be the beneficial owners of more than 5% of the Company’s Common Stock as of February 20, 2007:

	Total Number of Shares		Percent
Name and Address of Beneficial Owner	Beneficially Owned		of Class
Private Capital Management, L.P. (1)	7,043,319	(1)	5.9%	(1)
8889 Pelican Bay Blvd., Suite 500
Naples, Florida 34108
Putnam LLC, d/b/a Putnam Investments and related entities (2)	6,627,344	(2)	5.5%	(2)
One Post Office Square
Boston, Massachusetts 02109
____________________

(1)	Information provided is based on the Schedule 13G/A filed February 14, 2007 with the Securities and Exchange Commission by Private Capital Management, L.P., an Investment Adviser incorporated under the laws of Delaware (“PCM”). According to the Schedule 13G/A, PCM was the beneficial owner of 6,839,032 shares of Common Stock with shared voting and shared dispositive power over such shares. The Schedule 13G/A indicates that PCM is also the beneficial owner of 204,287 shares with sole voting and sole dispositive power. The Schedule 13G/A provides that PCM disclaims beneficial ownership of shares over which it has dispositive power and disclaims the existence of a group. In the above table, the Company has calculated PCM’s shares as representing 5.9% of the outstanding shares of Common Stock of the Company as of December 31, 2006.

(2)	Information provided is based on the Schedule 13G, filed February 13, 2007 with the Securities and Exchange Commission by Putnam, LLC (d/b/a Putnam Investment, “PI”), on behalf of itself and Marsh & McLennan Companies, Inc. (“M&MC”), Putnam Investment Management, LLC (“PIM”) and The Putnam Advisory Company, LLC (“PAC”). The Putnam reporting entities disclosed that PI, a wholly owned subsidiary of M&MC, wholly owns PIM, which is the investment adviser to the Putnam family of mutual funds, and wholly owns PAC, which is the investment adviser to Putnam’s institutional clients. The Putnam reporting entities disclosed voting and dispositive power as follows: PI, shared voting power as to 344,265 shares and shared dispositive power as to 6,627,344 shares; PIM, shared voting power as to 79,146 shares and shared dispositive power as to 6,209,236 shares; and PAC, shared voting power as to 265,119 shares and shared dispositive power as to 418,108 shares. No shares were reported as owned by M&MC. M&MC and PI disclaimed beneficial ownership and voting and dispositive power of any securities covered by the Schedule 13G. In the above table, the Company has calculated PI’s shares as representing 5.5% of the outstanding shares of Common Stock of the Company as of December 31, 2006.

AUDIT COMMITTEE REPORT

     The Audit Committee is comprised of seven non-management directors. The Board has determined that each Audit Committee member satisfies the independence and financial experience requirements of the NYSE and the SEC and is an “audit committee financial expert” as that term is defined in SEC rules. The Audit Committee is governed by a written charter (attached as Exhibit C to this Proxy Statement) which has been adopted by the Board and is reviewed and reassessed annually by the Audit Committee. The Audit Committee charter was last amended on March 22, 2007.

     The following Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended or the Exchange Act, except to the extent the Company specifically incorporates this Audit Committee Report by reference into any such filing.

     The purpose of the Audit Committee is to assist the Board in its oversight of: (1) the integrity of the financial statements of the Company, (2) the Company’s compliance with legal and regulatory requirements, (3) the qualifications, performance and independence of the Company’s independent auditor(s), (4) the performance of the Company’s internal audit function and (5) the Company’s systems of disclosure controls and procedures, external financial reporting and internal control over financial reporting.

     Management is responsible for the preparation and integrity of the Company’s financial statements and the establishment and effectiveness of the Company’s internal controls and procedures over financial reporting. The independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board and for issuing a report to the Audit Committee on the Company’s conformance to such standards and on management’s assessment of the Company’s internal controls over financial reporting. The Audit Committee oversees these processes.

     In connection with its oversight role, the Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended November 30, 2006 and met with both management and the Company’s independent auditors to review and discuss such statements, including the critical accounting policies on which the financial statements were based. Management and the independent auditors have represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

     The Audit Committee has received and discussed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 and the auditors’ independence.

     Based upon the foregoing reports and discussions with management and the independent auditors, the Audit Committee has recommended to the Board that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the fiscal year ended November 30, 2006.

AUDIT COMMITTEE

Henry S. Bienen
Carl D. Glickman
Michael Goldstein
Paul A. Novelly
Frederic V. Salerno
Vincent Tese, Chairman
Wesley S. Williams Jr.

•      •      •

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

Compensation Program Objectives

     The Compensation Committee is responsible for overseeing the compensation policies, programs, and practices of the Company, with particular attention to the compensation of the Company’s executive officers. One of the Company’s long held guiding principles is a belief that all employees should be recognized and rewarded based on results. Consistent with this principle of meritocracy, the objective of the compensation program is to directly link executives’ financial rewards to the achievement of the Company’s annual and long-term performance goals, taking into account their individual contributions to those goals. Under this approach, executives have the opportunity to share in the Company’s success or be adversely affected by poor Company performance, thereby closely aligning their interests with those of the Company’s stockholders.

     In support of these objectives, the following parameters guide the Compensation Committee’s design and administration of the Company’s compensation program for executive officers:

  Performance-Based – nearly all of an executive officer’s total compensation opportunity is performance-based and variable, with base salaries representing a very small portion of total compensation. Further, the Company chooses to refrain from offering supplemental benefits or perquisites to our executive officers.

  Ownership – a significant portion of the total compensation paid to executive officers is delivered in the form of equity-based awards, with vesting provisions and holding requirements. The total value of these awards is dependent on the future performance of the Company and an increase in the market value of its stock.

  Competitiveness – the Company operates in a highly competitive market and, therefore, offers total compensation packages that are comparable to its competitors in order to ensure that it can recruit and retain the caliber of executive talent needed to drive the Company’s long-term success.

  Judgment – decisions regarding the design and operation of the compensation program and specific pay levels for individual executive officers are made by the Compensation Committee, based on both objective and subjective considerations.

Components of the Compensation Program

     To implement the foregoing, pay is comprised of two elements for executive officers and other key employees – base salary and a performance-based annual bonus, which is payable in both cash and equity-based components. The Performance Compensation Plan principally governs the annual performance-based bonus, and operates in conjunction with the Company’s equity plans as discussed in more detail below.

     The Performance Compensation Plan was originally approved by stockholders at the 1996 Annual Meeting, and was most recently amended by stockholders at the 2005 Annual Meeting. A new Performance Compensation Plan will be voted upon at the 2007 Annual Meeting of Stockholders.

Base Salary

     For fiscal 2006 the base salary for all executive officers was $250,000. Consistent with the objectives of the compensation program, base salaries are intended to represent a minimal portion of total compensation in order to ensure that almost all pay received is based on performance.

Performance-Based Annual Bonus

     Under the Performance Compensation Plan, executive officers and other key employees are eligible to receive a share of performance-based bonus pools. As described in more detail below, the performance-based bonus is paid in both cash and non-cash equity-based components, under both the CAP Plan and the Stock Award Plan.

Overview of Annual Bonus Pools

     The Performance Compensation Plan currently provides for two separate bonus pools. The first pool covers the annual compensation for members of the Executive Committee. The second pool covers certain other members of senior management who are not members of the Executive Committee. In fiscal 2006 the five members of the Executive Committee of the Company – the Chief Executive Officer, Chairman of the Executive Committee, two Co-Presidents, and Chief Financial Officer – were also the named executive officers in the Summary Compensation Table. The following discussion will focus on the compensation awarded from the first pool described above to each of the members of the Executive Committee (the “Executive Committee Pool”).

Establishing and Allocating Bonus Pools

     Within 90 days after the beginning of each fiscal year, the Compensation Committee determines the formula that will be used to calculate the Executive Committee Pool. The formula can be based upon one or more of the following criteria, individually or in combination, adjusted in such manner as the Compensation Committee determines: (a) pre-tax or after-tax return on common equity; (b) earnings per share; (c) pre-tax or after-tax net income; (d) business unit or departmental pre-tax or after-tax income; (e) book value per share; (f) market price per share; (g) relative performance to peer group companies; (h) expense management; and (i) total return to stockholders. For fiscal 2006 the Compensation Committee determined that the formula used to calculate the Executive Committee Pool would be based on the Company’s adjusted after-tax return on common equity. The maximum aggregate amount for the entire Executive Committee Pool in fiscal 2006 was $165,000,000.

     In addition, within the 90 days after the beginning of each fiscal year, the Compensation Committee will also determine the percentage that each individual participant in the Executive Committee Pool may receive under the Executive Committee Pool. The maximum percentage that any participant in the Executive Committee Pool was eligible to receive in fiscal 2006 was 30%. For fiscal 2006 the percentages allocated to each participant in the Executive Committee Pool were based on the Compensation Committee’s assessment of each executive’s relative contributions to the success of the Company; the scope of each Executive Committee member’s role in the Company; each executive’s total compensation relative to the competitive market; compensation opportunities for comparable positions based on surveys which benchmark the total compensation paid by the Company’s primary competitors (Lehman Brothers Holdings Inc., Merrill Lynch & Co., Inc., Morgan Stanley, The Goldman Sachs Group, Inc.) as well as other financial services firms, and each executive officer’s total compensation history.

Determination of Bonuses

     At the end of each fiscal year, the Compensation Committee determines the portion of the executive committee pool that will be paid. Although the Compensation Committee can use its discretion to reduce the amount of compensation paid after the formula is applied, under no circumstance may the aggregate amount of the bonuses paid under the Performance Compensation Plan exceed 100% of any of the applicable bonus pools computed under the formula designated by the Compensation Committee.

     The following financial metrics measuring corporate performance were considered when determining executive compensation for fiscal year 2006:

  Earnings per share (diluted) were a record $14.27 in 2006, an increase of 38.4% from the prior year.

  Net income was a record $2.05 billion, an increase of 40.5% when compared to fiscal 2005.

  Net revenues reached a record level of $9.2 billion, an increase of 24.5% from the prior year.

  Annualized return on average common equity was 19.1%, up from 16.5% in the prior year.

  Book value per share grew by approximately $15 per share to $86.39.

  The market price of the Common Stock increased by approximately 37%, from November 30, 2005 to November 30, 2006.

     Based on its consideration of all of the factors previously described, the Compensation Committee awarded total bonus compensation of $140,000,000 to the participants in the Executive Committee Pool. Individual awards for each Executive Committee member are detailed in the Summary Compensation Table.

Payment of the Performance-Based Bonuses

     As described earlier, a portion of the performance-based bonus granted to executive officers and other key employees is paid in cash with the balance awarded in non-cash equity-based components, specifically in stock units and stock options. Stock units are granted under the Capital Accumulation Plan (“CAP Units”), and stock options are granted under the Stock Award Plan.

     As described more fully below, participants in the Executive Committee Pool received 51% of their performance-based bonus in cash, 44% in CAP Units, and 5% in stock options. The allocation between each of these components is decided each year based upon a review of competitive industry practices. For fiscal 2006 the Compensation Committee decided to further reduce the use of stock options, weighting the non-cash component more heavily towards CAP Units.

Capital Accumulation Plan

     The CAP Plan was originally approved by stockholders in 1990; was most recently amended by stockholders at the 2006 Annual Meeting; and is in effect through December 31, 2013, unless terminated earlier by the Compensation Committee. Under the CAP Plan, CAP Units awarded in any year may not exceed the equivalent number of shares of the Company’s Common Stock equal to the sum of 15% of outstanding shares of Common Stock as of the end of the most recently completed fiscal year. Amendments to the Company’s CAP Plan will be voted upon at the 2007 Annual Meeting of Stockholders with the objective of clarifying the current definition of “Income Per Share” and to allow participants the right to direct the vote of any shares placed into a trust set up to satisfy obligations under the CAP Plan.

     In aggregate, 371,943 CAP Units were granted to the five members of the Executive Committee on December 20, 2006 related to fiscal 2006 performance. These CAP Units were granted based on the closing price of the Company’s stock as of the date of the grant, which was $165.32 per share. These CAP Units generally vest 50% in each of the second and third years following the original grant date.

     In addition, based on the Company’s performance in each subsequent fiscal year, participants are eligible and may receive earnings in the form of additional CAP Units which generally vest 100% at the end of year three following the original grant date. The number of additional CAP Units awarded is based on the number of CAP Units held. The value of these additional CAP Units is in lieu of the cash dividends paid on equivalent shares of Common Stock, and is determined using a formula based on income per share and dividends per share, as outlined in the Capital Accumulation Plan under Section 5.2 entitled Earnings Adjustments, which was included as Exhibit B in the Company’s 2006 Proxy Statement.

     All CAP Units granted are not freely transferable into shares of Common Stock and are not taxable to the participant for five years from the original grant date. This five-year holding period during which CAP Units are not freely transferable encourages the retention of those key employees who participate in the plan.

Stock Award Plan

     The Stock Award Plan was originally approved by stockholders at the 1999 Annual Meeting and was most recently amended by stockholders at the 2004 Annual Meeting. Under the Stock Award Plan, 40,000,000 shares were authorized for issuance to participants by stockholders at the 2004 Annual Meeting. An amendment to the Company’s Stock Award Plan will be voted upon at the 2007 Annual Meeting of Stockholders with the objective of increasing the number of shares of Common Stock available for issuance under the plan to 45,000,000.

     In aggregate, 149,053 stock options were granted to the five members of the Executive Committee on December 20, 2006 related to their fiscal 2006 performance. These options were granted with an exercise price equal to the closing price of the Company’s Common Stock on the date of grant, which was $165.32 per share. The stock options become exercisable on the third anniversary of the grant date and expire ten years from grant.

Equity Practices

     With regard to the granting of options, the Company has historically granted annual stock option awards in December following the end of the related fiscal year. The Compensation Committee has delegated to the Company’s Management & Compensation Committee the authority to grant mid-year stock option awards to all employees and new hires, except for members of the Executive Committee. The Stock Award Plan specifically states that the time at which an option is granted shall be deemed to be the effective date of such grant. Additionally, the Stock Award Plan states that the option price of each share of stock granted under the plan shall not be less than the “fair market value” of such stock at the time the option is granted. The “fair market value” is defined as the closing price of the stock on the grant date or, in the absence of reported sales on such date, the closing price on the immediately preceding date on which sales were reported.

     The Company purchases shares of its common stock in the open market during the course of the year in order to offset the dilutive effect of the grant of equity awards. Further, from an accounting standpoint, all equity awards granted to the executive officers are fully expensed by the Company in the current year.

Equity Ownership

     As of January 31, 2007, the members of the Executive Committee beneficially owned approximately 9% of the outstanding Common Stock, including vested stock options and CAP Units. Consistent with the Company’s ownership orientation, the current stock ownership by executive officers reflects a significant personal investment in the Company by those who are most responsible for the Company’s future success.

     It is the Company’s policy that executive officers are required to hold a minimum of 5,000 shares of Common Stock or Common Stock Equivalents. Common Stock Equivalents include all vested CAP Units, vested but unexercised stock options, and vested Restricted Stock Units held by participants in the CAP Plan. An executive officer has three years from the date this policy was adopted, which was fiscal 2005, or from the time of their appointment to executive officer to acquire and maintain such holdings.

Benefits and Perquisites

     Executive officers are eligible to participate in the same medical, dental, prescription drug, life insurance, travel insurance and disability benefit plans that are offered broadly to eligible U.S. employees. In addition, executive officers are also allowed to participate in the Company’s 401(k) Savings Plan on the same basis as other eligible employees. The executive officers do not participate in any pension plans. The Company does not provide perquisites, such as personal use of aircraft or cars or executive benefit plans, to executive officers or other key employees.

Payments upon Termination and Change in Control

     The Company does not maintain severance protection for its executive officers, including upon a Change in Control. However, the Company’s Capital Accumulation Plan and Stock Award Plan do have post-termination provisions which are applicable to all plan participants, as described below.

     Termination – In the case of a voluntary termination or termination for cause, all unvested CAP Units and stock options are cancelled. In the case of an involuntary termination, death, or retirement (defined as a minimum of 45 years of age and 10 years of service), participants may, at the discretion of the Company, receive additional vesting under the Capital Accumulation Plan, either on an accelerated basis or according to the original schedule. In addition, under the Stock Award Plan participants may, at the discretion of the Company, receive a period of time following their termination to exercise stock options.

     Change in Control – In the case of a Change in Control, the Capital Accumulation Plan and Stock Award Plan have a “double-trigger provision”. Therefore, following a Change in Control, awards and all benefits under the Capital Accumulation Plan and the Stock Award plan would not be accelerated unless the participant was either subsequently terminated by the new company without cause or resigns due to Good Reason, as defined under the plan documents.

     Market Value of Unvested Equity – Based on the November 30, 2006 closing stock price of $152.48, the current market value of all unvested CAP Units and unvested stock options (including those granted in December 2006), which were previously granted to the following executive officers related to performance in prior fiscal years under the plans referenced above, is as follows: Mr. Cayne ($47,465,445); Mr. Greenberg ($26,060,507); Mr. Molinaro ($29,547,708); Mr. Schwartz ($44,874,568); and Mr. Spector ($44,940,719). If one of the events described above had occurred as of the close of the Company’s fiscal year, given that an executive officer may be entitled to vest into additional CAP Units and exercise currently unvested stock options upon or after termination, all or some portion of this market value could potentially be realized by an executive officer either upon termination or at a later date, assuming no change to the Company’s stock price.

Compensation of Chief Executive Officer

     Pursuant to the terms of the Performance Compensation Plan, as discussed in detail above, for fiscal 2006 Mr. Cayne’s total compensation of $33,850,000 was comprised of a base salary of $250,000 and a total bonus of $33,600,000 awarded from the Executive Committee Pool as determined by the Compensation Committee. In making its decision, the Compensation Committee considered all of the performance details set forth under the section entitled “Establishing and Allocating Bonus Pools” on page 15 of this Proxy Statement and took into account the value of Mr. Cayne’s personal leadership and impact on the Company. The detail below provides the amount of each component:

Base Salary	Cash Bonus	CAP Units	Stock Options	Total
$250,000	$17,070,746	$14,838,829	$1,690,425	$33,850,000

     Mr. Cayne’s total compensation for fiscal 2006 was below the maximum amount which could have been awarded under the terms of the Performance Compensation Plan. Given the substantial portion of Mr. Cayne’s compensation that is delivered in the form of CAP Units and stock options, the ultimate value he will actually earn will be dependent on the future performance of the Company and the value of its Common Stock over time.

All Other Compensation

     Mr. Cayne’s total fiscal 2006 compensation of $33,850,000, as illustrated above does not include the amount reflected as All Other Compensation on the Summary Compensation Table, which includes the following items.

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, certain parties must make filings with the Federal Trade Commission and the Department of Justice in connection with certain transactions. Due to Mr. Cayne’s substantial ownership of Company stock, filing under the Act was required. Since the Company encourages significant carried interest in the Company by Mr. Cayne, the Company paid Mr. Cayne’s filing fee on his behalf. The amount of the filing fee and associated tax gross-up was $1,083,883.

     Mr. Cayne received earnings awarded in the form of additional CAP Units which represent the earnings associated with prior year CAP Plan Awards held by Mr. Cayne as of December 1, 2005, and which were held at all times throughout fiscal 2006. Accordingly the value of such additional CAP Units does not represent a portion of the compensation awarded to Mr. Cayne for fiscal 2006 as a participant in the Performance Compensation Plan.

Tax Deductibility under Section 162(m)

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits deductibility for federal income tax purposes of compensation in excess of $1,000,000 annually paid to individual executive officers named in the Summary Compensation Table unless certain exceptions, including compensation based on performance goals, are satisfied. The Performance Compensation Plan, the CAP Plan and the Stock Award Plan have been established and maintained in an effort to comply with the performance-based exception to limits on deductibility of executive officer compensation. However, while the Compensation Committee currently seeks to maximize the deductibility of compensation paid to executive officers, the flexibility to take actions which may be based upon other considerations is maintained.

Conclusion

     The Compensation Committee believes that the Company performed well during the 2006 fiscal year on both a relative basis, vis-à-vis industry competitors and on a year-over-year basis. The Company’s performance as measured by profit margins remained strong and earnings per share increased over the prior year. In addition, return on common equity was among the highest of the Company’s key competitors. The compensation paid to the Company’s executive officers for fiscal 2006 reflects the strength of this performance.

COMPENSATION COMMITTEE

Carl D. Glickman, Chairman
Donald J. Harrington
Frank T. Nickell
Vincent Tese

COMPENSATION TABLES AND OTHER INFORMATION

     The following table sets forth information with respect to the Chief Executive Officer and the four most highly compensated executive officers (other than the Chief Executive Officer) serving as executive officers for the fiscal years ended November 30, 2006, 2005 and 2004.

Summary Compensation Table

				LONG-TERM
		ANNUAL COMPENSATION		COMPENSATION AWARDS
				Restricted	Securities	All Other
				Stock Awards	Underlying	Compensation
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	($) (2)(3)	Options (#) (4)	($) (5)(6)
James E. Cayne	2006	250,000	17,070,746	14,838,829	35,788	6,154,315
Chairman of the Board	2005	200,000	12,721,154	10,295,769	56,573	5,180,904
and Chief Executive Officer	2004	200,000	10,081,291	9,496,209	168,585	6,482,057

Alan C. Greenberg	2006	250,000	9,000,000	7,612,500	18,789	3,057,772
Chairman of the Executive	2005	200,000	7,274,154	5,665,819	32,026	2,183,559
Committee	2004	200,000	5,933,750	5,383,750	98,176	1,737,163

Samuel L. Molinaro Jr.	2006	250,000	12,967,500	10,971,750	26,691	2,364,500
Executive Vice President	2005	200,000	8,052,654	6,327,544	35,534	1,524,739
and Chief Financial Officer	2004	200,000	5,736,500	4,961,500	92,895	1,307,296

Alan D. Schwartz	2006	250,000	16,237,150	14,014,065	33,847	5,233,207
President and Co-Chief	2005	200,000	12,072,654	9,744,544	53,650	4,487,164
Operating Officer	2004	200,000	9,596,080	8,948,920	159,784	5,400,154

Warren J. Spector	2006	250,000	16,194,430	14,052,513	33,938	4,795,112
President and Co-Chief	2005	200,000	12,072,654	9,744,544	53,650	4,919,625
Operating Officer	2004	200,000	9,563,562	8,981,438	159,784	17,378,312
____________________

(1)	Portion of the named executive officer’s bonus paid in cash under the Performance Compensation Plan. See “Payment of the Performance-Based Bonuses” on page 16.

(2)	Portion of the named executive officer’s bonus awarded in CAP Units pursuant to the Capital Accumulation Plan. See “Payment of the Performance-Based Bonuses” on page 16.

(3)	As of December 31, 2006, the value and the aggregate number of CAP Units in the accounts of each executive officer (based on the closing price of $162.78 of the Common Stock on the Consolidated Transaction Reporting System on December 29, 2006) was: Mr. Cayne — $103,649,379 (636,745 units); Mr. Greenberg — $58,110,135 (356,985 units); Mr. Molinaro — $52,256,633 (321,026 units); Mr. Schwartz — $97,650,170 (599,890 units); and Mr. Spector — $98,007,742 (602,087 units).

(4)	Portion of the named executive officer’s bonus awarded in stock options pursuant to the Stock Award Plan. See “Payment of the Performance-Based Bonuses” on page 16.

(5)	Includes preferential earnings paid in the form of additional CAP Units pursuant to the CAP Plan that exceed cash dividends paid on the equivalent shares of Common Stock. These earnings were paid in respect of prior year CAP Units that were held as of December 1, 2005 and at all times throughout the fiscal year ended November 30, 2006.

(6)	Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, certain parties must make filings with the Federal Trade Commission and the Department of Justice in connection with certain transactions. Due to the substantial ownership of Company stock by Mr. Cayne, Mr. Greenberg, and Mr. Schwartz, filing under the Act was required in fiscal 2006. Since the Company encourages significant carried interest in the Company by these executive officers, the Company paid their filing fees on their behalf. The amount of the filing fee and associated tax gross-up for each was as follows: Mr. Cayne - $1,083,883, Mr. Greenberg - $169,651, and Mr. Schwartz - $458,553.

Option Grants in Last Fiscal Year (1)

	Number of	% of Total
	Securities	Options Granted	Exercise		Grant Date
	Underlying	to Employees in	Price Per	Expiration	Present Value
Name	Options Granted	Fiscal Year	Share ($)	Date	($) (2)
James E. Cayne	35,788	1.89%	165.32	12/20/16	1,690,425
Alan C. Greenberg	18,789	0.99%	165.32	12/20/16	887,500
Samuel L. Molinaro Jr.	26,691	1.41%	165.32	12/20/16	1,260,750
Alan D. Schwartz	33,847	1.79%	165.32	12/20/16	1,598,785
Warren J. Spector	33,938	1.79%	165.32	12/20/16	1,603,057
____________________

(1)	Stock options granted on December 20, 2006 for performance related to fiscal 2006, with an exercise price equal to the closing price of the Common Stock on the NYSE on the date of the grant. These stock options become exercisable on the third anniversary of the grant date (December 20, 2009) and expire ten years from grant. See “Stock Award Plan” on page 16.

(2)	Stock options were valued using a modified Black-Scholes option pricing model. For fiscal 2006, the exercise price of each stock option ($165.32) is equal to the closing price on the Consolidated Transaction Reporting System of a share of Common Stock on December 20, 2006. The assumptions used for the variables in the model were: 26.67% volatility (a projection of the volatility of the Common Stock over the 10-year term of the options); a 4.60% risk-free rate of return (based on the USD Interest Rate Swap Curve, expressed as a zero-coupon rate over the 10-year term); a 0.68% dividend yield (which was an estimated projected dividend yield on the date of grant); and a 10-year option term (which is the maximum term of the options). A discount was applied to the option value yielded by the model to reflect the non-marketability of the options. The actual gain, if any, that executives will realize on their stock options will depend on the future price of the Common Stock and may vary from the value forecasted by application of an option pricing model.

Aggregrated Stock Option Exercises Made in Last Fiscal Year
and Fiscal Year-End Option Values

	Shares		Number of Securities
	Acquired		Underlying Unexercised		Value of Unexercised In-the-Money
	on Exercise	Value Realized	Options at Fiscal Year-End		Options at Fiscal Year-End (1)
Name	(#) (2)	($) (3)	Exercisable	Unexercisable	Exercisable ($)	Unexercisable ($)
James E. Cayne	—	—	536,007	260,946	48,539,829	10,436,087
Alan C. Greenberg	40,000	2,021,572	150,396	148,991	11,840,677	6,044,406
Samuel L. Molinaro Jr.	—	—	189,635	155,120	16,208,488	5,907,471
Alan D. Schwartz	—	—	480,095	247,281	43,015,536	9,892,364
Warren J. Spector	—	—	510,607	247,372	46,257,839	9,892,364
____________________

(1)	This valuation represents the difference between $152.48, the closing price of a share of Common Stock reported on the Consolidated Transaction Reporting System on November 30, 2006 and the exercise prices of those stock options outstanding at November 30, 2006 multiplied by the number of options outstanding at each exercise price. The actual value, if any, that executives will realize upon the exercise of any option will depend upon the difference between the exercise price of the option and the market price of the Common Stock on the date the option is exercised.

(2)	Subsequent to the close of fiscal 2006, Mr. Spector exercised 69,197 stock options in December 2006 and Mr. Greenberg exercised 150,396 stock options in January 2007, as reported on the associated Form 4 filings. Since these transactions occurred following the close of the fiscal year, they are not reflected above.

(3)	The value realized represents the pre-tax gain received by the employee based on the market value of the Company’s Common Stock on the exercise date less the exercise price of the underlying options.

Compensation for Non-Employee Directors

     In fiscal 2006 each director who was not an employee of the Company or any of its subsidiaries (the “Non-Employee Directors”) received an annual retainer of $50,000, plus $1,500 for each Board and Board Committee meeting attended and reasonable expenses relating to attendance at such meetings and received $200 for participation in telephonic conference committee meetings. In addition, the Company pays an annual fee of $20,000 to the Lead Director, $25,000 to the Chairman of the Audit Committee and $10,000 to the Chairman of the Compensation Committee. No increases to these amounts have been proposed for fiscal 2007.

     Pursuant to the provisions of the Directors’ Plan, each Non-Employee Director as of the date of an annual meeting of stockholders and whose service will continue after such meeting is granted an option to purchase shares of Common Stock and a number of Restricted Stock Units. The exercise price of the option is equal to the closing price of the Common Stock on the NYSE on the date the grant is made. The number of shares covered by the option and the number of Restricted Stock Units is equal to the quotient of an amount determined by the Executive Committee divided by the average closing price of the Common Stock for the five trading days immediately preceding the date of such meeting, subject to adjustment as provided in the Directors’ Plan. The options have a ten-year term, are exercisable six months from the date of grant and are subject to termination upon the occurrence of certain events that are set forth in the Directors’ Plan.

     The table below sets forth the compensation received by the Non-Employee Directors for fiscal 2006.

Compensation for Non-Employee Directors

	Fees Earned
	or Paid in		Option	All Other
	Cash ($) (1)	Stock Awards	Awards	Compensation
Name	(2) (3)	($) (4) (5)	($) (6) (7)	($) (8)	Total ($)
Henry S. Bienen	55,000	92,500	67,500	0	215,000
Carl D. Glickman	96,000	67,500	67,500	0	231,000
Donald J. Harrington	69,500	67,500	67,500	0	204,500
Frank T. Nickell	47,500	67,500	92,500	0	207,500
Paul A. Novelly	62,500	80,000	80,000	0	222,500
Frederic V. Salerno	56,500	67,500	92,500	0	216,500
Vincent Tese	144,500	67,500	67,500	19,250	298,750
Wesley S. Williams Jr.	78,500	67,500	67,500	0	213,500
____________________

(1)	In fiscal 2006 each director who was not an employee of the Company or any of its subsidiaries received an annual retainer of $50,000. These fees are paid quarterly. Under the Directors’ Plan, up to one-half of this annual cash retainer may be paid in shares of Common Stock or stock options at the election of each non-employee director, as described in more detail in footnotes five and seven below.

(2)	The Company also pays annual fees of $20,000 to the Lead Director, $25,000 to the Chairman of the Audit Committee, and $10,000 to the Chairman of the Compensation Committee. In the table above, the amounts paid to Mr. Tese reflect his roles as both Lead Director and Chairman of the Audit Committee, and the fees paid to Mr. Glickman reflect his role as Chairman of the Compensation Committee. These additional fees are paid on a quarterly basis.

(3)	Each non-employee director received $1,500 for each Board and Board Committee meeting attended, including reasonable expenses relating to attendance at such meetings, and $200 for participation in telephonic conference committee meetings. Details regarding the number of meetings held by the Board and each committee can be found under the section entitled “Board and Board Committees” on page 4.

(4)	Pursuant to the Directors’ Plan, all of the Company’s non-employee directors received 474 Restricted Stock Units (“RSUs”) valued at $67,500 on April 11, 2006. The number of RSUs is determined by dividing an amount determined by the Executive Committee by the average closing price of the Common Stock for the five trading days immediately preceding the date of the annual stockholder meeting, subject to adjustment as provided in the Directors’ Plan.

(5)	Messrs. Bienen and Novelly elected to receive equity awards in lieu of cash, as described in footnote one above. Mr. Bienen elected to receive shares of Common Stock in lieu of $25,000 and Mr. Novelly elected to receive shares of Common Stock in lieu of $12,500. Mr. Bienen and Mr. Novelly received 179 and 89 shares, respectively.

(6)	Pursuant to the Directors’ Plan, all of the Company’s non-employee directors received 1,422 stock options valued at $67,500 on April 11, 2006. The number stock options is determined by dividing the $67,500 by the average closing price of the Common Stock for the five trading days immediately preceding the April meeting, subject to adjustment as provided in the Directors’ Plan. The exercise price of the stock options is equal to the closing price of the Common Stock on the NYSE on the date of the grant. The options have a ten-year term, are exercisable six months from the date of grant and are subject to termination upon the occurrence of certain events that are set forth in the Directors’ Plan.

(7)	Messrs. Nickell and Salerno elected to receive stock options in lieu of $25,000 and Mr. Novelly elected to receive stock options in lieu of $12,500, as described in footnote 1 above. Messrs. Nickell and Salerno each received 544 stock options and Mr. Novelly received 271 stock options. These equity awards were made during fiscal 2006. The exercise price and terms are the same as described for the grants in footnote 6.

(8)	In the table above, the amounts paid to Mr. Tese include an annual retainer of $5,000 and board meeting fees of $14,250 for his membership on the Board of Directors of the Custodial Trust Company, a state-chartered commercial bank which is a wholly owned subsidiary of The Bear Stearns Companies Inc.

Equity Ownership of Non-Employee Directors

     In order to further align the interests of members of the Board with the Company’s stockholders, the Company has established minimum stock ownership requirements for its non-employee directors. Non-employee directors are required to hold a minimum of 500 shares of Common Stock or Common Stock Equivalents. Common Stock Equivalents include all vested options or vested Restricted Stock Units held by participants in the Directors’ Plan. This policy was adopted in fiscal 2005, and non-employee directors have three years from the date of the adoption of this policy, or from appointment to the Board, to acquire such holdings.

     The following stock awards and option awards were outstanding as of December 31, 2006, respectively: Henry S. Bienen (1,556 and 1,422), Carl D. Glickman (3,054 and 14,919), Donald J. Harrington (2,033 and 8,919), Frank T. Nickell (3,054 and 19,006), Paul A. Novelly (2,925 and 8,605), Frederic V. Salerno (3,054 and 19,006), Vincent Tese (3,054 and 14,919), and Wesley S. Williams Jr. (1,169 and 3,465).

PERFORMANCE GRAPH

     The following graph compares the performance of an investment in the Company’s Common Stock over the last five fiscal years with its Peer Group, the S&P 500 Investment Banking & Brokerage Index and the S&P 500 Index. The entities included in the Company’s peer group consist of Merrill Lynch & Co., Inc., Morgan Stanley, The Goldman Sachs Group, Inc. and Lehman Brothers Holdings Inc. The performance graph assumes the value of the investment in the Company’s Common Stock and each index was $100 on November 30, 2001, and that all dividends have been reinvested. The performance shown in the graph represents past performance and should not be considered an indication of future performance.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

____________________

     Assumes $100 invested on November 30, 2001 in the Company’s Common Stock, Peer Group, S&P 500 Investment Banking & Brokerage Index and the S&P 500 Index and that all dividends have been reinvested.

	2001	2002	2003	2004	2005	2006
The Bear Stearns Companies Inc.	$100.00	$112.45	$128.71	$175.06	$201.11	$278.52
Peer Group	100.00	87.08	109.57	112.25	140.53	194.96
S&P 500 Investment Banking & Brokerage Index	100.00	83.99	103.26	106.25	129.48	179.02
S&P 500 Index	100.00	83.49	96.08	108.44	117.59	134.33

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Transactions

     The Company, in the ordinary course of business, has extended credit to certain of its directors, officers and employees in connection with their purchase of securities. Such extensions of credit have been made on substantially the same terms (including as to interest rates and collateral requirements) as those prevailing at the time for comparable transactions with non-affiliated persons, except that for some credit products, the interest rates charged were equivalent to the lowest of the interest rates charged to other persons or were the same as those charged to Company employees and did not involve more than the normal risk of collectability or have unusual terms or conditions which are disadvantageous to the Company. Bear Stearns periodically, in the ordinary course of its business may enter into transactions, as principal, involving the purchase or sale of securities and commercial paper (including different forms of repurchase transactions) with directors, officers, employees of the Company and members of their immediate families. Such purchases and sales of securities or commercial paper in brokerage transactions or on a principal basis are affected on substantially the same terms as similar transactions with unaffiliated third parties. The Company in connection with its previously announced common stock repurchase programs may purchase shares of common stock from directors, executive officers and employees at prevailing market prices.

     The Company, from time to time, has made loans to its executive officers and other employees. All loans outstanding between the Company and any of its directors or executive officers on and after July 30, 2002, including those discussed in this section, have been in existence without material modification since such date or are otherwise exempt from the prohibitions of Section 12(k) of the Exchange Act. The Company has formed several limited partnerships which provide investment opportunities for the Company’s key employees. For certain of the partnerships, the Company provides non-recourse, interest-bearing loans to the participants. The loans bear interest at the London Interbank Offered Rate (“LIBOR”) plus 1.0% to 1.75%, depending on the partnership. At November 30, 2006, in aggregate for these partnerships, the total amounts loaned in excess of $60,000 to directors and executive officers are as follows: James E. Cayne ($96,129), Michael Minikes (Treasurer of the Company) ($76,903), Samuel L. Molinaro Jr. ($76,903), Alan D. Schwartz ($96,129) and Warren J. Spector ($561,476). For the fiscal year ended November 30, 2006, distributions from these partnerships consisting of return of capital and gains to directors and executive officers who were participants were: Cayne ($174,168); Schwartz ($877,853); Spector ($1,339,853); Molinaro ($388,123); and Minikes ($31,535).

     Mr. Cayne and his wife own in excess of 10% of the limited partnership interests in Colden Capital Partners L.P. (“Colden CP”). The managing partner of Colden CP is Colden Capital Management LLC, the managing member of which is a son-in-law of the Caynes. A master fund managed by Colden Capital Management LLC (the “Master Fund”), in which Colden CP is an investor, is a prime brokerage client of Bear Stearns and as such it is eligible to receive a wide variety of services from Bear Stearns which include clearing services and the use of office space. All transactions between the Master Fund and Bear Stearns are conducted in the ordinary course of business and on terms comparable with transactions of unrelated third parties. During the fiscal year ended November 30, 2006, the Master Fund received net interest and short interest rebate income of approximately $1,900,000 from Bear Stearns. In addition, during the fiscal year ended November 30, 2006, Colden Capital Management LLC and its affiliates paid Bear Stearns approximately $307,000 in clearance fees and charges.

     In order to facilitate their service as directors and committee members, the Company has had a policy of making office space and administrative services available to each member of the Board. During fiscal 2006, both Mr. Glickman and Mr. Tese utilized office space. The Company also provided the services of an administrative assistant to Mr. Tese in order to support him in his role as Lead Director of the Board and Chairman of the Audit Committee. Mr. Tese reimburses the Company for the proportionate cost of such services attributable to non-Company matters. For fiscal 2006 Mr. Tese reimbursed the Company $38,500.

     Other than as described in this Proxy Statement, no director or executive officer of the Company was indebted to the Company during fiscal 2006 for any amount in excess of $60,000.

Compensation Committee Interlocks and Insider Participation

     None of the current members of the Company’s Compensation Committee is or has been an officer or an employee of the Company. There were no “Compensation Committee Interlocks” during fiscal 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company’s officers, directors, and any persons who own more than 10% of the Company’s Common Stock, to file reports of ownership of, and transactions in, our Common Stock with the SEC and furnish copies of such forms to the Company. Based solely upon a review of the copies of such forms furnished to the Company and on written representations from our reporting persons, the Company believes that all Section 16(a) filing requirements were complied with during fiscal 2006.

EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information as of November 30, 2006 with respect to the Company’s Common Stock that may be issued under its existing equity compensation plans. The table shows the number of securities to be issued under compensation plans that have been approved by stockholders and those that have not been and are not required to be so approved. The footnotes and other information following the table are intended to provide additional information on these compensation plans. The Company currently plans to mitigate the dilutive effect of such plans to stockholders through the repurchase of Common Stock, pursuant to the Company’s share repurchase program, subject to market conditions.

			Number of securities
			remaining available for
	Number of securities	Weighted-average	future issuance under
	to be issued	exercise price of	equity compensation
	upon exercise of	outstanding options,	plans (excluding
	outstanding options,	warrants and rights	securities reflected in
Plan category	warrants and rights	(1)	column (a))
	(a)	(b)	(c)
Equity compensation plans approved by
security holders	45,342,624 (2)	$ 78.39 (2)	9,364,566	(3) (4)
Equity compensation plan not approved by
security holders	300,739 (5)	N/A	—	(5)
Total	45,643,363		9,364,566
____________________

(1)	This column contains information regarding stock options only; there are no warrants or rights outstanding.

(2)	Includes stock options to purchase 19,721,603 and 118,778, shares of Common Stock under the Stock Award and Directors’ Plan, respectively, with a combined weighted-average exercise price of $78.39, 18,525,655 CAP units, 6,953,340 restricted stock units under the RSU Plan and 23,248 restricted stock units under the Directors’ Plan.

(3)	Equity compensation plans approved by security holders include the Stock Award Plan, Directors’ Plan, RSU Plan and CAP Plan. The material features of each of these plans are described in Note 13 “Stock Compensation Plans”, to the Company’s Consolidated Financial Statements.

  Includes stock options available for future issuance of 6,056,091 shares under the Stock Award Plan as well as stock options and RSUs available for future issuance of 150,988 shares under the Directors’ Plan.

  Includes 3,157,487 shares remaining available for future issuance under the RSU Plan.

  Units available for future issuance under the CAP Plan, which was approved by security holders, are not included. Pursuant to the terms of the CAP Plan, the total number of CAP units that may be issued under the CAP Plan during any fiscal year may not exceed 15% of the sum of issued and outstanding shares of Common Stock and CAP units outstanding determined as of the last day of the current fiscal year.

(4)	In December 2006, the Company granted 3,295,999 and 1,433,310 CAP units and RSUs, respectively, at an average market price of $165.32. In addition, the Company granted 1,873,543 options to employees with an exercise price of $165.32. The awards granted in December 2006 are not reflected in the table above.

(5)	The equity compensation plan not previously approved or required to be approved by security holders is the AE Investment and Deferred Compensation Plan. The material features of this plan are described below.

     The table above does not include equity compensation plans that meet the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended, namely the Profit Sharing Plan, 401(k) Savings Plan and the Employee Stock Ownership Plan. The material features of the AE Investment and Deferred Compensation Plan is described below.

AE Investment and Deferred Compensation Plan

     The AE Investment and Deferred Compensation Plan is a non-qualified defined contribution retirement plan covering substantially all account executives. The plan allows participants to defer a portion of their annual compensation in a variety of self-directed investment options. None of the executive officers are participants in this plan. One of these options allows the participants to invest in the Common Stock of the Company. Such investments are restricted from sale, transfer or assignment until the end of the restricted period which is predetermined prior to the original deferral. As of November 30, 2006 the total number of such units outstanding was 300,739. This description does not purport to be complete and is qualified in its entirety by reference to the plan document which is included as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2006.

II. APPROVAL OF AN AMENDMENT TO THE STOCK AWARD PLAN

Proposed Amendment to the Stock Award Plan

     In March 2007, the Board of Directors approved an amendment to the Stock Award Plan, subject to stockholder approval at the Annual Meeting, to increase the number of authorized shares of Common Stock available for the grant of options under the Stock Award Plan from 40,000,000 shares to 45,000,000 shares (subject to adjustment as described below and provided in the Plan). The proposed increase in the aggregate number of shares available for the grant of options is intended to enhance the Company’s flexibility in structuring incentive awards by facilitating future stock option grants.

     Set forth below is the text of revised Section 3.1 of the Stock Award Plan containing the amendment being proposed at the Annual Meeting.

     The text of Section 3.1 shall be amended to read as follows:

     “3.1 Number of Shares. Subject to the provisions of Paragraph 17 (relating to adjustments upon changes in capitalization), the number of shares of Common Stock subject at any one time to options granted under the Plan, plus the number of shares of Common Stock theretofore issued or delivered pursuant to the exercise of options granted under the Plan, shall not exceed 45,000,000 shares. If and to the extent that options granted under the Plan terminate, expire or are cancelled without having been exercised, new options may be granted under the Plan with respect to the shares of Common Stock covered by such terminated, expired or cancelled options; provided, that the granting and terms of such new options shall in all respects comply with the provisions of the Plan.”

     The Board of Directors unanimously recommends a vote “FOR” approval of an amendment to the Stock Award Plan.

     The Board of Directors believes that this proposal is in the best interests of the stockholders for the following reasons:

1.

The Company grants stock options to certain employees, including Executive Officers, in lieu of and not in addition to annual cash incentive compensation. Under the Company’s performance-based compensation program employees receive a portion of their annual incentive compensation in the form of stock options in lieu of receiving all incentive compensation in the form of cash.

2.

The Company addresses stockholder concerns regarding dilution through its share repurchase program. The Company has a well established repurchase program which it utilizes every year to reduce the effects of stockholder dilution for all of its annual grants pursuant to its equity-based compensation plans. In fiscal 2006, the Company purchased in excess of 10,000,000 shares under this repurchase program.

3.

Stock Options provide the Company with the flexibility necessary to recruit, retain and motivate key employees. The Company operates in a highly competitive marketplace and would be at a disadvantage if it could not compensate its key employees using stock options.

4.

The Company’s use of stock options has been designed to align the interests of employees with the interests of the stockholders. All stock option grants have been made at the fair market value on the date of the related grants. Stock option grants made to members of the Executive Committee are subject to a three year cliff vest.

5.

If this amendment is not approved by stockholders the Company will have to reduce the use of stock options and increase the amount of either cash or other equity-based grants. The Company does not have a sufficient number of shares available under the current Stock Award Plan to continue its historical grant practices. Approximately 36 million of the shares available have been granted to date and potentially the Company may be compelled to replace the compensation delivered in the form of stock options with cash compensation which would not be subject to any vesting.

General

     The Stock Award Plan was adopted by the Board of Directors on September 28, 1999 and was approved by stockholders at the 1999 Annual Meeting. Amendments to the Stock Award Plan increasing the number of shares available for issuance under the Plan were approved by stockholders at the 2001, 2002 and 2004 Annual Meetings, the full text of which is provided in Exhibit F in this Proxy Statement.

     The purpose of the Stock Award Plan is to provide the Company with the opportunity to award key employees a portion of their total compensation in stock options in order to further link their long-term interests to those of the Company’s stockholders. The Company regularly considers what portion of total compensation should be delivered in the form of equity-based awards in light of its overall compensation philosophy and competitive conditions in the marketplace. Currently, the Company grants stock options pursuant to the Stock Award Plan in concert with equity awards under both the CAP Plan and the RSU Plan.

     The Company believes that providing equity-based awards, including stock options, is important to securing the continued services of the talented key employees necessary to drive the continued success and growth of the Company. The Company adopted the Stock Award Plan to have the flexibility to selectively use options as part of an overall compensation package for key employees and to thereby enhance the Company’s ability to attract and retain such individuals in an intensely competitive business environment. It is important to note that a number of the Company’s competitors utilize equity awards as a significant component of their incentive compensation programs.

Description of the Stock Award Plan

     All references to the “Plan” in the remaining text of this subsection shall mean the Stock Award Plan. The summary of the material terms of the Stock Award Plan is qualified in its entirety by reference to the full text of the Stock Award Plan, a copy of which is attached to this Proxy Statement as Exhibit F.

     The determination of employee recipients of options and awards, their terms and conditions within the parameters of the Plan and the number of shares covered by each option or award is determined and administered by the Compensation Committee.

Change in Control; Termination, Modification or Amendment

     In the event of a Change in Control of the Company, the Compensation Committee may, to assure fair and equitable treatment of the participants in the Plan: (1) accelerate the ability to exercise any outstanding options; (2) offer to purchase any outstanding option granted pursuant to the Plan from the holder for its equivalent cash value; and (3) make adjustments or modifications to outstanding options as the Compensation Committee deems appropriate to maintain and protect the rights and interests of participants in the Plan following such Change in Control. In no event, however, may any option be exercised prior to the expiration of six months from the date of grant (unless otherwise provided in the option agreement pursuant to which such option was granted) or after ten years from the date of grant. “Change in Control” means: (a) a majority of the Board of Directors ceases to consist of Continuing Directors (as defined below); (b) any person becomes the beneficial owner of 25% or more of the outstanding voting power of the Company unless such acquisition is approved by a majority of the Continuing Directors; (c) the stockholders of the Company approve an agreement to merge or consolidate into any other entity, unless such merger or consolidation is approved by a majority of the Continuing Directors; or (d) the stockholders of the Company approve an agreement to dispose of all or substantially all of the assets of the Company, unless such disposition is approved by a majority of the Continuing Directors. “Continuing Directors” means those members of the Board of Directors on the effective date of the Plan or who are elected to the Board of Directors after such date upon the recommendation or with the approval of a majority of the Continuing Directors at the time of such recommendation or approval.

     The Company’s Board of Directors may terminate, modify or amend the Plan, but no amendment may be made which would, without the approval of the stockholders: (1) change the class of employees eligible to receive options payable in Common Stock; or (2) increase the total number of shares reserved for issuance under the Plan. The Compensation Committee may amend the terms of any award or option already granted, provided that any such retroactive amendment is consistent with the provisions of the Plan and does not disqualify an incentive stock option under the provisions of Section 422 of the Internal Revenue Code of 1986, as amended.

     In the event of certain changes to the outstanding Common Stock such as stock splits, stock dividends, reclassifications or recapitalizations, the Board of Directors will appropriately adjust the character and number of shares available under the Plan and the Compensation Committee will appropriately adjust the character, number and price of shares subject to outstanding options to reflect such changes.

     The Plan became effective on September 28, 1999, the date of its adoption by the Board of Directors. The Plan will terminate upon the earlier of: (1) the adoption of a resolution of the Company’s Board of Directors to terminate the Plan; or (2) ten years from the effective date of the Plan.

Options Granted Under the Stock Award Plan

     Because the Plan is discretionary, benefits to be received by individual optionees are not determinable. The following table shows the number of shares of Common Stock issuable upon exercise of stock options granted to the named individuals and groups to date under the Plan.

Number of
Group or Individual	Options
James E. Cayne, Chairman of the Board and Chief Executive Officer	796,953
Alan C. Greenberg, Chairman of the Executive Committee	148,991
Samuel L. Molinaro Jr., Executive Vice President and Chief Financial Officer	344,755
Alan D. Schwartz, President and Co-Chief Operating Officer	727,376
Warren J. Spector, President and Co-Chief Operating Officer	688,782
All current executive officers as a group (8 persons)	2,771,261
All current directors who are not executive officers as a group	89,568
All employees (who are not executive officers) as a group	17,765,214

Certain Federal Income Tax Consequences

     The following discussion is based on the Internal Revenue Code of 1986, as amended, and applicable regulations thereunder in effect on the date of this Proxy Statement. Any subsequent changes in the Internal Revenue Code of 1986, as amended, or such regulations may affect the accuracy of this discussion. In addition, this discussion does not consider any state, local or foreign tax consequences or any circumstances that are unique to a particular Plan participant that may affect the accuracy or applicability of this discussion.

Non-Qualified Stock Options (“NQSOs”)

     In the case of an NQSO, the grant of the option will not result in taxable income to the option holder or an income tax deduction to the Company. The NQSO holder generally recognizes ordinary income at the time the NQSO is exercised in the amount by which the fair market value of the shares acquired exceeds the option strike price. The Company is generally entitled to a corresponding ordinary income tax deduction, at that time, equal to the amount of such ordinary income.

Limitations on Company Deductions; Parachute Payments

     Under Section 162(m) of the Internal Revenue Code of 1986, as amended, certain compensation payments in excess of $1,000,000 are subject to a limitation on deductibility by the Company. This limitation on deductibility applies with respect to that portion of compensation in excess of $1,000,000 paid to individual executive officers named in the Summary Compensation Table per taxable year. However, certain “performance-based compensation” the material terms of which are disclosed to and approved by stockholders is not subject to this limitation on deductibility. The Company has structured the Plan with the intention that compensation resulting therefrom would be such performance-based compensation and would be deductible.

     Under certain circumstances, accelerated vesting or exercise of options in connection with a Change in Control of the Company might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended. To the extent it is so considered, the optionee or grantee may be subject to an excise tax equal to 20% of the amount of the excess parachute payment and the Company may be denied a tax deduction, with respect to such excess.

III. APPROVAL OF AMENDMENTS TO THE RESTRICTED STOCK UNIT PLAN

Proposed Amendments to the Restricted Stock Unit Plan

     Recognizing that equity compensation is a significant component of the Company’s compensation structure, in March 2007, the Board of Directors approved amendments to the RSU Plan, subject to stockholder approval at the Annual Meeting, to: (i) increase the number of authorized shares of Common Stock available for issuance or delivery in connection with awards of RSUs under the RSU Plan from 15,000,000 to 25,000,000 (subject to adjustment as described below and provided in the Plan); and (ii) provide that participants will have the right to give voting and tender instructions with respect to any shares of Common Stock held in trust to satisfy obligations under the RSU Plan and that such shares may be delivered to participants in settlement of RSUs. The proposed increase in the aggregate number of shares available for the grant of RSUs is intended to enhance the Company’s flexibility in structuring incentive awards by facilitating future stock grants.

     Set forth below is the text of revised Section 3.1 of the RSU Plan containing the amendment being proposed at the Annual Meeting related to increasing the number of authorized shares under the plan.

     The text of Section 3.1 shall be amended as follows:

     “3.1 Number of Shares. Subject to the adjustment provisions of Section 3.3, the number of shares of Common Stock that may be issued or delivered in connection with awards of Restricted Stock Units under the Plan shall not exceed 25,000,000 shares. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting and make adjustments if the number of shares actually delivered differs from the number of shares previously counted in connection with an Award. Shares subject to an Award that is cancelled, expired, forfeited, settled in cash or otherwise terminated without a delivery of shares to the participant will again be available for Awards, and shares withheld or surrendered in payment of the taxes relating to an award shall be deemed to constitute shares not delivered to the participant and shall be deemed again to be available for Awards under the Plan.”

     Set forth below is the text of revised Section 3.2 and revised Section 5.10 of the RSU Plan containing the amendments being proposed at the Annual Meeting to provide that participants will have the right to give voting and tender instructions with respect to any shares of Common Stock held in trust to satisfy obligations under the RSU Plan and that such shares may be delivered to participants in settlement of RSUs.

     The text of section 3.2 is amended as follows:

     “3.2 Character of Shares; Reservation of Shares. Shares of Common Stock delivered under the Plan shall be issued Common Stock held in the Company’s treasury, shares held by any trust or other arrangement established pursuant to Section 5.10 hereof or a combination thereof. At all times, the Company shall have reserved for awards under the Plan or shall have contributed to, or cause to be purchased by, any such trust or other arrangement the number of shares of Common Stock to be issued under this Plan equal to the maximum number of shares set forth in Section 3.1, reduced by such number of shares that have been previously issued or delivered as a result of this Plan.”

     The text of Section 5.10 shall be amended as follows:

     “5.10 Trusts. The Committee may, in its discretion, establish one or more trusts or other arrangements and deposit therein amounts of cash, Common Stock, or other property to meet the obligations created under the Plan to deliver shares of Common Stock to participants; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan. In such case, the amounts of hypothetical income and appreciation and depreciation in value of such account shall be equal to the actual income on, and appreciation and depreciation of, the assets in such trust(s). Other provisions of the Plan notwithstanding, the timing of allocations and other events relating to assets in such account may be varied to reflect the timing of allocations and events relating to actual investments of the assets of such trust(s). To the extent that shares of Common Stock held by a trust or other arrangement established pursuant to this Section 5.10 are allocated to a participant’s Restricted Stock Units, the participant shall have the right, subject to applicable law, to instruct the trustee of such trust or similar arrangement with respect to the exercise of voting rights on such allocated shares and as to whether (or not) to tender or exchange any such allocated shares in any tender or exchange offer in accordance with the instruments governing such trust or other arrangement as in effect from time to time.”

     The Board of Directors unanimously recommends a vote “FOR” approval of amendments to the Restricted Stock Unit Plan.

     The Board of Directors believes that this proposal is in the best interests of the stockholders for the following reasons:

1.

The Company grants RSUs to certain employees in lieu of, and not in addition to, annual cash incentive compensation. Under the Company’s performance-based compensation program certain employees receive a portion of their annual incentive compensation in the form of RSUs in lieu of receiving all incentive compensation in the form of cash. The RSU Plan has allowed the Company to greatly expand the employee base that receives a portion of their annual incentive compensation in equity-based compensation. Approximately 20% of the Company’s workforce receives some form of equity-based compensation.

2.

The Company addresses stockholder concerns regarding dilution through its share repurchase program. The Company has a well established repurchase program which it utilizes every year to reduce the effects of stockholder dilution for all of its annual grants pursuant to its equity-based compensation plans. In fiscal 2006 the Company purchased in excess of 10,000,000 shares under this repurchase program.

3.

RSUs enhance the Company’s ability to recruit, retain and motivate key employees. The Company operates in a highly competitive marketplace and would be at a disadvantage if it could not compensate its key employees using equity-based compensation. Typically firms in the Company’s industry will incur significant costs to recruit employees from other firms. If the Company is not allowed to continue using RSUs as a form of compensation delivered to its key employees, then the cost to competitors of recruiting the Company’s employees will be greatly reduced.

4.

The Company’s use of RSUs has been designed to align the interests of employees with the interests of the stockholders. All RSU grants have been made at the fair market value on the date of the related grants and generally RSU grants are subject to three-year step vesting.

5.

If this proposal is not approved by stockholders the Company will have to reduce the use of RSUs and increase the amount of either cash or other equity-based grants. The Company does not have a sufficient number of shares available under the current RSU Plan to continue its historical grant practices. Approximately 13.5 million of the shares available have been granted to date, and potentially the Company may be compelled to replace the compensation delivered in the form of RSUs with cash compensation which would not be subject to any vesting.

6.

Providing the employees with the right to vote their shares will further align the interests of the employees and the stockholders, as the employees will have the right to participate in making decisions along with the stockholders. Several of the Company’s competitors have established trusts which allow their employees to vote the underlying shares related to restricted stock grants.

     If these amendments are approved by stockholders, the Company may establish a trust and fund shares of Common Stock into the trust in order to satisfy its obligations with respect to outstanding RSUs and may continue to fund the trust with shares underlying all additional RSUs granted in the future.  If such a determination is made, holders of RSUs would have the right to instruct the trustee as to how to vote the underlying Common Stock whenever a vote of the stockholders is taken.  If these amendments were in effect as of January 31, 2007 and the Company funded, through a trust, its obligations under the RSU Plan with respect to all outstanding RSUs, then employees in the RSU Plan would have had the right to vote approximately 6.8 million shares of the Company’s outstanding Common Stock based on their RSU ownership.

General

     The RSU Plan was approved by the stockholders at the 2004 Annual Meeting. The full text of the RSU Plan is set forth as Exhibit G to this Proxy Statement.

     The purpose of the RSU Plan is to secure for the Company and its stockholders the benefits of the additional incentive inherent in the ownership of Common Stock by selected employees and to assist in securing the continued services of such employees who are important to the success and growth of the business of the Company and its subsidiaries. The RSU Plan provides for discretionary grants of RSUs to participating employees for each performance year for which the RSU Plan is in effect. The Company believes that awards under the RSU Plan may serve to broaden the equity participation of selected employees. The Company will consider awards pursuant to the RSU Plan in light of its overall compensation philosophy and competitive conditions in the marketplace.

Description of the RSU Plan

     The summary of the material terms of the Restricted Stock Unit Plan is qualified in its entirety by reference to the full text of the RSU Plan.

     The RSU Plan is administered by the Compensation Committee. Subject to the provisions of the RSU Plan, the Compensation Committee has the power and authority to interpret the provisions of the RSU Plan and to determine all questions arising under the RSU Plan. Any decision of the Compensation Committee shall be final and binding on all participants in the RSU Plan.

     Employees of the Company or any of its subsidiaries who hold the position of Managing Director or below and who are selected by the Compensation Committee for a given performance year are eligible to receive awards of Restricted Stock Units, based upon both future and past services, in accordance with the provisions of the RSU Plan. Employees who hold the position of Senior Managing Director or above are not eligible to participate in the RSU Plan. Each award of Restricted Stock Units is evidenced by an agreement which sets forth the terms and conditions of such award, including the dates upon which such award will vest and the circumstances under which such award will be cancelled.

     Each Restricted Stock Unit represents a right to receive one share of Common Stock upon settlement at the end of a specified deferral period, subject to cancellation and to the terms and conditions set forth in the RSU Plan, the award agreement and any additional terms and conditions set by the Compensation Committee. Except if a participant’s employment is terminated due to death, the participant must be employed by or providing substantial services to the Company or one of its subsidiaries and must comply with the restrictive covenants and other ongoing obligations set forth in each award in order for his or her Restricted Stock Units to vest. Restricted Stock Units will immediately vest and will be settled as promptly as practicable in the event a participant’s employment is terminated due to death. Restricted Stock Units granted will be credited with dividend equivalents corresponding to the amount of any cash or non-stock dividends paid on the Common Stock and any additional Restricted Stock Units resulting from dividend equivalents will be subject to the same terms and conditions as the underlying Restricted Stock Units. Subject to deferral of settlement, termination of employment and change in control provisions, as set forth under the RSU Plan, Restricted Stock Units will be automatically settled on or about the dates set forth in the award agreement. The Compensation Committee may also permit a participant to defer settlement, subject to specified terms and conditions. Additionally, unless otherwise determined by the Compensation Committee, if the Compensation Committee reasonably determines that any settlement would result in payment of compensation to a participant which is not deductible by the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended, such settlement shall be automatically deferred to the extent necessary to avoid payment of such non-deductible compensation.

     Participants generally may not sell, transfer, pledge or otherwise encumber Restricted Stock Units or the shares of Common Stock issuable in settlement of Restricted Stock Units during the specified deferral period. In the event of a Change in Control of the Company, the Compensation Committee may, to assure fair and equitable treatment of the participants in the RSU Plan: (1) accelerate the vesting and/or settlement of any Restricted Stock Units; (2) offer to purchase any outstanding Restricted Stock Units granted pursuant to the RSU Plan for their equivalent cash value; and (3) make adjustments or modifications to Restricted Stock Units as the Compensation Committee deems appropriate to maintain and protect the rights and interests of participants in the RSU Plan following such Change in Control.

     “Change in Control” means: (a) a majority of the Board of Directors ceases to consist of Continuing Directors (as defined below); (b) any person is or becomes the beneficial owner of 50% or more of the outstanding voting power of the Company unless such acquisition is approved by a majority of the Continuing Directors; (c) the Company or any of its subsidiaries is merged into or consolidated with any other corporation, unless the Company’s voting securities outstanding immediately prior to such merger or consolidation continue to represent more than 50% of the combined voting power of the securities of the Company, such surviving entity or any parent thereof outstanding immediately thereafter and individuals who constitute the Board of Directors immediately prior to the execution of the definitive merger or consolidation agreement continue immediately thereafter to represent at least a majority of the Board of Directors of the Company, such surviving entity or any parent thereof; or (d) the stockholders of the Company approve an agreement to dispose of all or substantially all of the assets of the Company, unless such disposition is approved by a majority of the Continuing Directors.

     “Continuing Director” means any member of the Board of Directors who is a member on the effective date of the RSU Plan or who is elected to the Board of Directors after such date upon the recommendation or with the approval of a majority of the Continuing Directors at the time of such recommendation or approval.

     The Board of Directors may amend, suspend or terminate the RSU Plan, or the Compensation Committee’s authority to grant awards under the RSU Plan, and may amend any outstanding award without the consent of participants, but may not, without such participant’s consent, materially and adversely affect the rights of a participant under any outstanding award.

     In the event of certain changes to the outstanding Common Stock such as stock splits, stock dividends or reclassifications, the Compensation Committee will appropriately adjust the number and kind of shares available for awards under the RSU Plan and the number and kind of shares subject to outstanding Restricted Stock Units.

     The RSU Plan will terminate upon the earlier of: (1) the adoption of a resolution of the Company’s Board of Directors to terminate the RSU Plan; or (2) such time as no shares of Common Stock remain available for delivery under the RSU Plan and the Company has no further rights or obligations with respect to outstanding awards.

IV. APPROVAL OF AMENDMENTS TO THE
CAPITAL ACCUMULATION PLAN FOR SENIOR MANAGING DIRECTORS

Proposed Amendments to the Capital Accumulation Plan for Senior Managing Directors

     In March 2007, the Board of Directors approved amendments to the CAP Plan, subject to stockholder approval at the Annual Meeting, to: (i) modify the definition of “Income Per Share” to address the effect of transactions by unconsolidated subsidiaries on the Company’s pre-tax income, and (ii) provide participants with the right to give voting and tender instructions with respect to any shares of Common Stock, including prior to vesting, that are held in trust to satisfy obligations under the CAP Plan.

     Recognizing that the current definition of “Income Per Share” within the CAP Plan does not address with sufficient clarity the effect of transactions by unconsolidated subsidiaries on the Company’s pre-tax income, the Board of Directors approved an amendment to this definition, subject to stockholder approval at the Annual Meeting.

     Set forth below is the revised text for the definition of “Income Per Share” to be included in the CAP Plan containing the amendment being proposed at the Annual Meeting:

     “Income Per Share” for any Fiscal Year means the remainder of (a) adjusted income or loss before income taxes of the Company and its subsidiaries, and less (b) the adjusted net income amount applicable to common shares divided by the sum of (c) the number of shares of Common Stock outstanding during such Fiscal Year which are included in the computation of Earnings Per Share as reported by the Company in its Annual Report during such Fiscal Year, (d) the number of CAP Units credited to the Capital Accumulation Accounts of all Participants included in the computation of Earnings Per Share as reported by the Company in its Annual Report, and (e) the aggregate number of Restricted Stock Units included in the computation of Earnings Per Share as reported by the Company in its Annual Report. For purposes of this Plan, adjusted income or loss before income taxes of the Company and its subsidiaries shall equal the sum of: (i) income or loss before income taxes as reported by the Company in its Annual Report; (ii) any charge or credit to income required in such Fiscal Year by reason of Earnings Adjustments pursuant to Section 5.2; (iii) the amounts of any pre-tax earnings or loss attributable to discontinued operations or extraordinary items; and (iv) pre-tax income or losses from unconsolidated subsidiaries unless such losses have been fully offset by related tax credits and deductions; less (v) the Adjusted Preferred Stock Dividend Requirement during such Fiscal Year; and may be decreased, but not increased, by (vi) an amount determined by the Board Committee in its sole discretion as appropriate to carry out the purposes of the Plan. For purposes of this Plan, adjusted net income applicable to common shares of the Company and its subsidiaries shall equal the sum of: (a) net income applicable to common shares as reported in the Company’s Annual Report, (b) the effect of any charge or credit to income by reason of the Earnings Adjustment pursuant to Section 5.2, less (c) the amount recorded as tax credits and deductions related to any losses from unconsolidated subsidiaries which are excluded from the computation of adjusted income or loss before income taxes of the Company and its subsidiaries as provided above.

     This amendment will have the effect of increasing or decreasing the amounts reflected as “Income Per Share” by clarifying that “Income Per Share” includes the income or losses from unconsolidated subsidiaries of the Company, unless any such losses incurred can be fully offset by related tax credits and deductions. Therefore, beginning in fiscal 2007, the Earnings Adjustment amounts calculated under Section 5 “Capital Accumulation Accounts” of the CAP Plan will continue to reflect the results of unconsolidated subsidiaries.

     Under the CAP Plan, a participant is entitled to receive an Earnings Adjustment for each CAP Unit credited to such participant’s capital accumulation account. The Earnings Adjustment for each CAP Unit is equal to “Income Per Share” plus “Dividends Per Share” (as defined in the CAP Plan) and is generally credited to a participant’s capital accumulation account on an annual basis in the form of a number of additional CAP Units. “Income Per Share” is generally defined as the Company’s pre-tax income or loss with certain adjustments as provided in the CAP Plan.

     The proposed amendment is intended to clarify that pre-tax income or losses from unconsolidated subsidiaries will be included in the determination of “Income Per Share”, unless, in the case of losses, such losses have been fully offset by related tax credits and deductions. The Company has received income from or incurred losses related to transactions by unconsolidated subsidiaries in the past and expects to continue to do so in the future. As a result of the proposed amendment to the CAP Plan, income received by the Company related to transactions by unconsolidated subsidiaries will have the effect of increasing the “Income Per Share” amount (and related earnings adjustment for CAP Plan participants). Losses incurred by the Company related to transactions by unconsolidated subsidiaries that have not been fully offset by related tax credits and deductions will have the effect of decreasing the “Income Per Share” amount (and related Earnings Adjustment for CAP Plan participants). In summary, under the proposed amendment, where losses related to transactions by unconsolidated subsidiaries have been fully offset by related tax credits and deductions, such related tax credits and deductions will not be included in the determination of the “Income Per Share” amount. Therefore, the “Income Per Share” amount will neither be increased nor decreased as a result of such losses and their related tax credits and deductions.

     In addition, the Board of Directors is proposing additional amendments at the Annual Meeting to provide that participants will have the right to give voting and tender instructions with respect to any shares of Common Stock held in trust to satisfy obligations under the CAP Plan and that such shares may be delivered to participants in settlement of CAP Units. The amendments are qualified in their entirety by reference to such text.

     The text for the definition of “Available Shares” to be included within Section 2.1 “Terms Defined” shall be amended to read as follows:

     “Available Shares” means, with respect to any Fiscal Year or portion thereof, the sum of (a) the number of shares of Common Stock purchased by the Company in the open market or in private transactions or otherwise during such period that have not been previously allocated under the Plan and designated by the Board Committee at the time of purchase as having been purchased for issuance under the Plan with respect to the Fiscal Year or portion thereof specified by the Board Committee, (b) shares of Common Stock purchased prior to such Fiscal Year that were designated as Available Shares but were not allocated under the Plan which the Company makes available to the Plan subsequent to the period in which such shares were purchased and the Board Committee thereafter designates as Available Shares for issuance under the Plan with respect to the Fiscal Year or portion thereof specified by the Board Committee, and (c) the number of shares of Common Stock purchased by any trust or other arrangement established pursuant to Section 7 hereof on the open market, in private placement transactions or otherwise during such period.

     The text for a new Section 4.3 will be as follows:

     “4.3 Voting Rights. Awards, including outstanding Awards, may, at the discretion of the Appropriate Committee, provide a Participant with the right to instruct the voting of shares of Common Stock, including, without limitation, prior to vesting, held through any trust or other arrangement established pursuant to Section 7 hereof.”

     The text of Section 6.6 will be amended to read as follows:

     “6.6 Form of Payments. Except as otherwise provided herein, all distributions in respect of CAP Units to be made under the Plan shall be made in whole shares of Common Stock. Payment in respect of any fractional CAP Unit shall be made in cash based upon the Fair Market Value of a share of Common Stock on the second Business Day preceding the payment date. Shares of Common Stock distributed hereunder shall be treasury shares, shares of authorized but unissued Common Stock, shares held by any trust or other arrangement established pursuant to Section 7 hereof or a combination thereof, and shall be fully paid and nonassessable. If shares of Common Stock are distributed pursuant to Sections 6.1, 6.2(a) or 6.2(b) to any Participant, Beneficiary or Trustee after the record date for any cash dividend occurring after the Termination Date with respect to which such shares are distributed or, in the cases of Sections 6.2(a) or 6.2(b), after the end of the Fiscal Year in which the death or Disability of a Participant occurs, then such Participant (or his estate or Beneficiary) or Trustee shall be entitled to receive from the Company an amount of cash equal to the cash dividends per share payable to holders of record on such record date multiplied by the number of shares of Common Stock so distributed to such Participant after such record date. Where a payment is made under the Plan, the payment may be made at the discretion of the Company either to the Participant or by way of a contribution to any pension plan established by the Company of which the Participant is a member.”

     The text of Section 6.8 will be amended to read as follows:

     “6.8 Reservation of Shares. The Company, as soon as practicable after the Appropriate Committee grants Awards to Eligible Employees shall reserve, contribute to a trust or other arrangement established pursuant to Section 7 hereof, or direct any such trust or other arrangement to purchase such number of shares of Common Stock (which may be authorized but unissued shares or treasury shares) as shall be required so that the total of all shares reserved, contributed or purchased hereunder, including shares reserved, contributed or purchased pursuant to this Section 6.8 in preceding Fiscal Years, shall be equal to the number of shares of Common Stock which the Company would be obligated to issue in accordance with the terms of the Plan if the Plan were to be terminated at such time.”

     The title of Section 7 will be renamed “Unfunded Status of the Plan” and the text will be replaced in its entirety with the following:

     “7 Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for long-term incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing herein contained shall give any Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Appropriate Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver shares of Common Stock to Participants; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.”

     The text of Section 8.3 will be amended to read as follows:

     “8.3 Purchase of Common Stock. The Company intends to purchase shares of Common Stock in the open market or in private transactions or otherwise during the term of the Plan for issuance to Participants in accordance with the terms hereof and may sell or contribute any such shares to any trust or other arrangement established pursuant to Section 7 hereof. The trustee under any trust or under any other arrangement may also purchase shares of common stock on behalf of the trust or other arrangement in the open market or in private transactions. Shares of Common Stock shall be purchased for purposes of the Plan on a combined or joint basis without identifying shares so purchased as having been purchased for this Plan. Notwithstanding the foregoing, the Company will specifically designate all such shares at the time they are purchased as having been purchased for the purpose of making determinations under this Plan; provided, however, that any shares purchased or held by the Company shall be the sole property of the Company and shares purchased by, sold to or contributed to any trust or other arrangement established pursuant to Section 7 hereof shall be the sole property of the trust or other arrangement and no Participant, Beneficiary or Trustee shall have any right, title or interest whatsoever in or to any such shares. All shares of Common Stock purchased by the Company on or after July 1, 1992 and designated by the Company as having been purchased for the CAP Plan shall be considered, notwithstanding such designation, to have been purchased for purposes of this Plan. The acquisition of Common Stock as described above by the Company will be subject to the sole discretion of the Board Committee, which shall determine the time and price at which and the manner in which such shares are to be acquired, subject to applicable law.”

     The Board of Directors unanimously recommends a vote “FOR” approval of the amendments to the Capital Accumulation Plan for Senior Managing Directors.

     The Board of Directors believes that this proposal is in the best interests of the stockholders for the following reasons:

1.

The Company grants CAP Units to certain employees in lieu of, and not in addition to, annual cash incentive compensation. Under the Company’s performance-based compensation program certain employees receive a portion of their annual incentive compensation in the form of CAP Units in lieu of receiving all incentive compensation in the form of cash. The CAP Plan has allowed the Company to greatly expand the employee base that receives a portion of their annual incentive compensation in equity-based compensation. Approximately 20% of the Company’s workforce receives some form of equity-based compensation.

2.

The Company addresses stockholder concerns regarding dilution through its share repurchase program. The Company has a well established repurchase program which it utilizes every year to reduce the effects of stockholder dilution for all of its annual grants pursuant to its equity-based compensation plans. In fiscal 2006 the Company purchased in excess of 10,000,000 shares under this repurchase program.

3.

CAP Units enhance the Company’s ability to recruit, retain and motivate key employees. The Company operates in a highly competitive marketplace and would be at a disadvantage if it could not compensate its key employees using equity-based compensation. Typically firms in the Company’s industry will incur significant costs to recruit employees from other firms. If the Company is not allowed to continue using CAP Units as a form of compensation delivered to its key employees, then the cost to competitors of recruiting the Company’s employees will be greatly reduced.

4.	The Company needs to clarify the definition of Income Per Share in order to clearly define the results of operation that are included in computing the Earnings Adjustment.

5.

The Company’s use of CAP Units has been designed to align the interests of employees with the interests of the stockholders. All CAP Units grants have been made at the fair market value on the date of the related grants and generally CAP Units grants are subject to three-year step vesting.

6.

Providing the employees with the right to vote their shares will further align the interests of the employees and the stockholders, as the employees will have the right to participate in making decisions along with the stockholders. Several of the Company’s competitors have established trusts which allow their employees to vote the underlying shares related to restricted stock grants.

     If these amendments are approved by stockholders, the Company may establish a trust and fund shares of Common Stock into the trust in order to satisfy its obligations with respect to outstanding CAP Units and may continue to fund the trust with shares underlying all additional CAP Units granted in the future. If such a determination is made, holders of CAP Units would have the right to instruct the trustee as to how to vote the underlying Common Stock whenever a vote of the stockholders is taken. If these amendments were in effect as of January 31, 2007 and the Company funded, through a trust, its obligations under the CAP Plan with respect to all outstanding CAP Units, then key executives in the CAP Plan would have had the right to vote approximately 19.8 million shares of the Company’s outstanding Common Stock based on their CAP Unit ownership.

General

     The CAP Plan was adopted initially by the Board of Directors and approved by stockholders as of September 6, 1990. The CAP Plan was amended thereafter on a number of occasions by the Compensation Committee, both with and without stockholder approval, as required. The CAP Plan was amended and restated as of November 29, 2000 for CAP Plan years beginning on or after July 1, 1999 (the “2000 Plan”). Deferrals relating to CAP Plan years beginning prior to July 1, 1999 are subject to the CAP Plan amended and restated as of October 28, 1999 (the “1999 Plan”). The 2000 Plan is filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended February 23, 2001 and the 1999 Plan is filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 1999. The 1999 Plan and the 2000 Plan constitute a single plan and unless indicated otherwise are referred to in this Proxy Statement as the CAP Plan. The 2000 Plan has subsequently been amended several times since its initial adoption on November 29, 2000 with the most recent amendment occurring on February 28, 2006. The full text of the current 2000 Plan is set forth as Exhibit H to this Proxy Statement.

Purpose

     The purpose of the CAP Plan is to promote the interests of the Company and its stockholders by providing long-term incentives to certain key executives who contribute significantly to the long-term performance and growth of the Company. Awards pursuant to the CAP Plan will be credited to participants’ deferred compensation accounts (“Capital Accumulation Accounts”) in the form of units (“CAP Units”), on prescribed terms and conditions. The Company will deliver shares of Common Stock in settlement of outstanding CAP Units upon completion of the applicable vesting and deferral periods. The CAP Plan is administered together with the grant of options under the Stock Award Plan in order to attract and retain key executives in a competitive business environment and to link the long-term interests of management and stockholders by broadening the equity participation of executives.

     The CAP Plan currently provides for termination when all required distributions have been made following the last day of the applicable deferral period. The maximum number of CAP Units that may be credited to all participants’ Capital Accumulation Accounts under the CAP Plan for any CAP Plan year may not exceed the equivalent number of shares of Common Stock equal to the sum of 15% of the outstanding shares of Common Stock as of the last day of such CAP Plan year (the “Base Shares”) and the number, if any, by which the sum of the Base Shares in all prior fiscal years beginning on or after July 1, 1993 exceeds the number of shares credited to Capital Accumulation Accounts under the CAP Plan in all prior fiscal years.

Description of the Capital Accumulation Plan for Senior Managing Directors

     This summary of the material terms of the CAP Plan is qualified in its entirety by reference to the full text of the 2000 Plan, a copy of which is attached as Exhibit H to this Proxy Statement.

     The CAP Plan is administered by the Management and Compensation Committee with respect to all participants other than those who are subject to the reporting requirements of Section 16(a) of the Exchange Act. The CAP Plan is administered with respect to such reporting persons by the Compensation Committee.

     Employees of the Company and its subsidiaries and affiliates who hold the position of Senior Managing Director or its equivalent as determined by the Appropriate Committee are eligible to participate in the CAP Plan.

     Participants are eligible to be granted an award in the discretion of the Compensation Committee, based upon future and past services, among other factors. For each CAP Plan year, the Company will credit to a participant’s Capital Accumulation Account, as of the last day of such CAP Plan year, that number of CAP Units equal to the amount determined by the Compensation Committee with respect to such participant, divided by the fair market value of the Common Stock on the date the Compensation Committee grants such award.

     Generally, CAP Units awarded under the 2000 Plan vest 50% after the second anniversary of the date of the award and 50% after the third anniversary of the date of the award. CAP Units awarded under the 2000 Plan may vest at an earlier date or may continue to vest following termination of employment. A participant may not assign, pledge or otherwise transfer an interest in a Capital Accumulation Account except by designating a beneficiary who shall be entitled to receive any amounts payable under the CAP Plan upon the participant’s death. The Company is not required to establish a special or separate fund or to otherwise segregate any assets to assure any payments under the CAP Plan, and has no obligation to invest all or any portion of Capital Accumulation Accounts in Common Stock. The CAP Plan provides that the rights of each participant shall be no greater than the rights of a general unsecured creditor of the Company.

     CAP Units credited in respect of each CAP Plan year and any credits or adjustments to such CAP Units will be recorded in separate sub-accounts.

     Each CAP Unit credited to a participant’s Capital Accumulation Account will entitle such participant to receive, on an annual basis, an Earnings Adjustment generally equal to the Company’s pre-tax earnings per share (as determined in accordance with the CAP Plan) for such fiscal year less an adjustment equal to the adjusted net income per share (as determined in accordance with the CAP Plan), plus dividends per share (as determined in accordance with the CAP Plan). The Earnings Adjustment generally will be credited to a participant’s Capital Accumulation Account on an annual basis in the form of a number of additional CAP Units.

     As soon as practicable following completion of each applicable deferral period, the Company will deliver in respect of each CAP Plan year, a number of shares of Common Stock equal to the number of CAP Units credited to a Capital Accumulation Account for such CAP Plan year plus any cash in the cash balance account for such CAP Plan year.

     In general, within 60 days of the occurrence of a Change in Control of the Company, the Compensation Committee may, in its sole discretion, provide for payment and/or the full vesting of a participant’s total CAP Units.

     “Change in Control” means (a) a majority of the Board of Directors ceases to consist of Continuing Directors (as defined below); (b) any person becomes the beneficial owner of 50% or more of the Company’s outstanding voting power, unless such acquisition is approved by a majority of the Continuing Directors; or (c) (in the case of the 2000 CAP Plan) the consummation of a merger or consolidation of the Company (or any subsidiary) with any other corporation, unless, the Company’s voting securities outstanding immediately prior to such merger or consolidation continue to represent more than 50% of the combined voting power of the Company, such surviving entity or any parent thereof outstanding immediately thereafter, and individuals who constitute the Board of Directors of the Company immediately prior to the execution of the definitive merger or consolidation agreement continue immediately thereafter to represent at least a majority of the Board of Directors of the Company, such surviving entity or any parent thereof.

     “Continuing Director” means any member of the Board of Directors who was a director on the effective date of the 2000 CAP Plan, as applicable, or who is elected thereafter upon the recommendation or with the approval of a majority of the Continuing Directors at the time of such recommendation or approval.

     The Company reserves the right to terminate the entire CAP Plan, or any portion of the CAP Plan representing a particular fiscal year’s deferred compensation, at any time in its sole discretion. Generally, no amendment, suspension or termination may retroactively impair or otherwise adversely affect the rights of any person to benefits which have accrued under the CAP Plan prior to the date of such action. In the case of the 2000 CAP Plan, upon termination of the 2000 CAP Plan in its entirety or with respect to one or more CAP Plan years, the Compensation Committee, in its sole and absolute discretion, may accelerate the vesting of all or any portion of the CAP Units or cash balance credited to a participant’s account, which would not then be vested.

     The maximum number of shares that may be credited under the CAP Plan may be adjusted by the Compensation Committee in the event of any change in the Common Stock, such as through merger, consolidation, reorganization, stock dividend, stock split or otherwise. In the event of any such change after the date that CAP Units initially are credited to a participant’s Capital Accumulation Account, the number of CAP Units held in each participant’s account will be equitably adjusted, as determined by the Compensation Committee or the Management and Compensation Committee, as applicable, in its sole discretion, to reflect such event.

 V. APPROVAL OF THE 2007 PERFORMANCE COMPENSATION PLAN

General

     In March 2007, upon the recommendation of the Compensation Committee, the Board of Directors adopted the 2007 Performance Compensation Plan (the “Plan”), subject to approval by stockholders at the Annual Meeting. A copy of the plan is attached as Exhibit I to this Proxy Statement. The purposes of the Plan are to compensate certain Senior Managing Directors of the Company and its affiliates for significant contributions to the Company and to stimulate their efforts by giving them a direct interest in the performance of the Company. The Plan is being submitted to stockholders in an effort to meet the requirements for deductibility by the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended.

     If approved by the stockholders, the Plan will replace the Company’s Performance Compensation Plan that was originally adopted in 1996 (the “1996 Plan”) beginning in fiscal year 2007. If the Plan is not approved, then compensation for those Senior Managing Directors of the Company and its affiliates selected to participate in the Plan for fiscal year 2007 will be determined and awarded pursuant to the 1996 Plan.

     The Board of Directors unanimously recommends a vote “FOR” approval of the 2007 Performance Compensation Plan.

     The Company believes that the adoption of the Plan is necessary for it to continue to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, (“Section 162(m)”) based on current proposed legislation which may expand the definition of covered employees under Section 162(m). The implementation of the Plan will allow for the Company to continue to preserve the federal income tax deduction for the compensation paid to covered employees pursuant to Section 162(m).

Description of the 2007 Performance Compensation Plan

     Stockholders are encouraged to review the Plan carefully. This summary of the material terms of the Plan is qualified in its entirety by reference to Exhibit I.

     The Plan will be administered by the Compensation Committee. Subject to the provisions of the Plan, the Compensation Committee shall have the power to interpret the Plan, to determine all questions arising thereunder, and to adopt and amend such rules and regulations as it may deem desirable. Any decision of the Compensation Committee in the administration of the Plan shall be final, conclusive and binding.

     The Plan will be effective beginning March 2007 and will be in effect for fiscal 2007. All of the Company’s Senior Managing Directors (approximately 1,050 individuals), including executive officers, are eligible to participate in the Plan. The Compensation Committee is required to designate those Senior Managing Directors who are participating in the Plan (the “Participants”) within 90 days after the beginning of each fiscal year.

     Under the terms of the Plan, each of the Participants receives a base salary of $250,000 per annum and receives an annual bonus which will be based on the individual Participant’s share of one or more performance-based bonus pools. The Compensation Committee determines the formula for calculating one or more annual bonus pools and each Participant’s proportionate share of any annual bonus pool for such fiscal year within 90 days after the beginning of each fiscal year. The formula for calculating the annual bonus pools shall be based upon one or more of the following criteria, individually or in combination, adjusted in such manner as the Compensation Committee shall determine: (a) pre-tax or after-tax return on equity; (b) earnings per share; (c) pre-tax or after-tax net income; (d) business unit or departmental pre-tax or after-tax income; (e) firm revenue growth; (f) departmental revenue growth; (g) book value per share; (h) market price per share; (i) relative performance to peer group companies; (j) expense management; and (k) total return to stockholders.

     The share of one or more of the annual bonus pools to be allocated to each Participant in any fiscal year will be determined by the Compensation Committee, in its sole discretion. However, under no circumstance may the sum of the shares awarded to the Participants with respect to any annual bonus pool exceed 100% of such annual bonus pool. The Compensation Committee, in its sole discretion, may reduce the amount of the bonus of any Participant. However, any such reduction may not result in an increase in the bonus payable to any other Participant.

     The amount awarded as a bonus to any individual Participant pursuant to the bonus pool computations under the Plan can not exceed 2.5% of the Company’s consolidated pre-tax income for such fiscal year, which is defined as consolidated pre-tax income as reported in the Company’s annual report for such fiscal year plus any amounts charged to expense as a result of the Plan during the related fiscal year.

     As a condition to the right of a Participant to receive any bonus under the Plan, the Compensation Committee shall first be required to certify in writing that the bonus has been accurately determined in accordance with the provisions of the Plan.

     Bonuses for a fiscal year shall be payable as soon as practicable following the certification thereof by the Compensation Committee for such fiscal year, but in no event later than 75 days after the end of such fiscal year. Bonuses may be paid in cash and/or equity-based awards under the Company’s Capital Accumulation Plan, Stock Award Plan or any other Company equity-based plan in effect from time to time. Any equity-based award shall be subject to such terms and conditions as the Committee may determine in accordance with the plan under which the award is granted. In addition, to the extent permitted by applicable law, the Compensation Committee may determine that payment of a portion of the bonuses shall be deferred, the periods of such deferrals and any interest, not to exceed a reasonable rate, to be paid in respect of deferred payments and may permit Participants to make appropriate elections with respect thereto.

     Subject to the Compensation Committee’s right to reduce any bonus, any Participant who ceases to be a Senior Managing Director for any reason prior to the end of such fiscal year shall be entitled to a pro-rata bonus for the fiscal year reflecting the portion of the fiscal year which he or she was a Senior Managing Director.

     The Plan may be amended, or terminated in whole or in part, by the Compensation Committee, provided that no such action may retroactively impair or otherwise adversely affect the rights of any Participant prior to the date of such action.

     Since the bonus amounts payable under the Plan for future fiscal years will be based on future performance and will be subject to the Compensation Committee’s right to reduce the amount of any bonus in its sole discretion, such bonus amounts are not determinable at the present time.

     The amount of compensation that would have been paid to members of the Executive Committee designated to participate in the Performance Compensation Plan in fiscal 2006 would have been unchanged if this Plan had been in effect.

VI. RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Audit Committee has selected Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending November 30, 2007. Deloitte & Touche LLP also served as the Company’s independent auditors for the previous fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting to respond to appropriate questions from stockholders and to make a statement should they so desire.

     The affirmative vote of a majority of the shares of Common Stock represented at the meeting and entitled to vote is required for ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors. Although ratification is not required by the Company’s organizational documents or other applicable law, the Audit Committee has determined that requesting ratification by stockholders is a matter of good corporate practice. If stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP, but may still retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

     The Board unanimously recommends a vote “FOR” ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending November 30, 2007.

FEES PAID TO INDEPENDENT AUDITORS

     The following table sets forth the fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”).

	Fiscal Year Ended
	2006	2005
	(In millions)
Audit Fees	$ 10.4	$ 8.7
Audit-Related Fees	10.4	10.0
Tax Fees	3.0	4.6
All Other Fees	3.3	2.6

     Audit and Audit-Related Fees aggregated $20.8 million and $18.7 million for the years ended November 30, 2006 and 2005, respectively and consisted of the following:

Audit Fees

     The aggregate Audit Fees billed by Deloitte Entities for the 2006 fiscal year were $10.4 million. This included fees for services rendered for the audit of the Company’s annual financial statements for the fiscal year ended November 30, 2006, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, other statutory and regulatory filings and comfort letters and consents related to registration statements filed with the SEC. The comparative amount for the fiscal year ended November 30, 2005 was $8.7 million.

Audit-Related Fees

     In addition to Audit Fees, Deloitte Entities have billed the Company $10.4 million, in the aggregate, for Audit-Related Fees related to assurance and related services for the 2006 fiscal year. These services include, among others, accounting and internal control consultations, reports in connection with data verification relating to securitization activities as well as services to the Company’s triple-A rated derivative subsidiaries. The comparative amount for the fiscal year ended November 30, 2005 was $10.0 million.

     Other fees were composed of the following:

Tax Fees

     Deloitte Entities have billed the Company $3.0 million, in the aggregate in the 2006 fiscal year, for services rendered to the Company for tax compliance, tax planning and advice related to debt structures and transactions. Deloitte Entities billed $4.6 million for Tax Fees in the 2005 fiscal year. Included within these amounts are tax compliance fees of $1.9 million and $2.2 million for the 2006 and 2005 fiscal year, respectively.

All Other Fees

     The aggregate fees billed by Deloitte Entities for services rendered to the Company, other than the services described above under Audit Fees, Audit-Related Fees and Tax Fees, for the fiscal year ended November 30, 2006 and 2005 were approximately $3.3 million and $2.6 million, respectively. The aggregate fees for All Other Fees in fiscal 2006 included due diligence for merchant banking and asset management projects of $3.1 million collectively. All Other Fees for fiscal year ended November 30, 2005 included due diligence for merchant banking and asset management projects of $2.0 million collectively and consulting services of $0.4 million relating to web based technology projects.

____________________

Fund and Other Fees

     The Company offers investment products, including money market, equity, fixed income and merchant banking funds (“Funds”). Deloitte Entities provide audit and other services to certain of these Funds. The aggregate fees billed by Deloitte Entities for such services in fiscal 2006 and 2005 were approximately $3.2 million and $2.5 million, respectively.

     In connection with its merchant banking activities, the Company had significant investments in various entities. Deloitte Entities received fees of approximately $2.6 million for the audits of six of these entities in fiscal 2006 and approximately $4.2 million for the audits of three of these entities in fiscal 2005.

AUDIT COMMITTEE’S PRE-APPROVAL POLICIES AND PROCEDURES

     In accordance with SEC policies regarding auditor independence, the Audit Committee (the “Committee”), has established the following policies and procedures to review and pre-approve all audit, internal-control related and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, internal-control related services, tax services and other services.

     Prior to engagement of the independent auditors, the Committee shall pre-approve all audit services and all permitted non-audit services (including the estimated fees), except those excluded from requiring pre-approval based upon the de minimus exception set forth in Section 10A(i)(1)(b) of the Exchange Act. The Committee shall also pre-approve any internal-control related services to be provided by the independent auditors.

     In applying the pre-approval policies set forth above, the following procedures are followed: (a) prior to each fiscal year, the Committee pre-approves a schedule of estimated fees for proposed non-prohibited audit and non-audit services; (b) actual amounts paid are monitored by financial management of the Company and reported to the Committee; and (c) between Committee meetings, the Committee has authorized Mr. Tese, Chairman of the Audit Committee, to pre-approve (subject to certain limitations) additional non-prohibited services. Pre-approvals granted by Mr. Tese between Committee meetings are reported to the entire Committee at the next regularly scheduled meeting.

     All work performed by Deloitte Entities as described above under the captions Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees has been approved or pre-approved by the Committee in accordance with the policies and procedures set forth above. The Committee has considered and concluded that the provision of non-audit services is compatible with maintaining the auditor’s independence.

VII. STOCKHOLDER PROPOSAL REGARDING
A PAY-FOR-SUPERIOR-PERFORMANCE STANDARD

     The United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue, NW, Washington, D.C. 20001, owner of approximately 1,700 shares of common stock, has notified The Bear Stearns Companies Inc. that it intends to present the following proposal and related supporting statement at the Annual Meeting.

     Resolved: That the shareholders of The Bear Stearns Companies Inc. (“Company”) request that the Board of Director’s Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:

1.

The annual incentive or bonus component of the Plan should utilize defined financial performance criteria that can be benchmarked against a disclosed peer group of companies, and provide that an annual bonus is awarded only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial criteria;

2.

The long-term compensation component of the Plan should utilize defined financial and/or stock price performance criteria that can be benchmarked against a disclosed peer group of companies. Options, restricted shares, or other equity or non-equity compensation used in the Plan should be structured so that compensation is received only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial and stock price performance criteria; and

3.	Plan disclosure should be sufficient to allow shareholders to determine and monitor the pay and performance correlation established in the Plan.

     Supporting Statement: We feel it is imperative that compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance relative to industry peers. We believe the failure to tie executive compensation to superior corporate performance; that is, performance exceeding peer group performance, has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value.

     We believe that common compensation practices have contributed to excessive executive compensation. Compensation committees typically target senior executive total compensation at the median level of a selected peer group, then they design any annual and long-term incentive plan performance criteria and benchmarks to deliver a significant portion of the total compensation target regardless of the company’s performance relative to its peers. High total compensation targets combined with less than rigorous performance benchmarks yield a pattern of superior-pay-for-average-performance. The problem is exacerbated when companies include annual bonus payments among earnings used to calculate supplemental executive retirement plan (SERP) benefit levels, guaranteeing excessive levels of lifetime income through inflated pension payments.

     We believe the Company’s Plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution: The Compensation Committee should establish and disclose financial and stock price performance criteria and set peer group-related performance benchmarks that permit awards or payouts in its annual and long-term incentive compensation plans only when the Company’s performance exceeds the median of its peer group. A senior executive compensation plan based on sound pay-for-superior-performance principles will help moderate excessive executive compensation and create competitive compensation incentives that will focus senior executives on building sustainable long-term corporate value.

     The Board of Directors unanimously recommends a vote “AGAINST” the above proposal for the following reasons:

     The Board believes that the Company’s current compensation program provides for a strong link between executive compensation and both current and long-term levels of performance. The Company has had a compensation program in place for over ten years whereby the members of the Executive Committee receive a relatively low base salary during the year, and at the end of the year they receive an annual incentive award pursuant to the Performance Compensation Plan (see the “Compensation Committee Report” on pages 14-18 of this Proxy Statement for a discussion of the Performance Compensation Plan). During this period, the incentive compensation paid to the members of the Executive Committee has been based on an annual bonus pool which is computed using after-tax return on common equity. The annual bonus pool is then allocated to the members of the Executive Committee based on percentages determined by the Compensation Committee during the first 90 days of the related fiscal year. This allocation is based on a variety of factors, including but not limited to, an assessment of each individual’s relative contributions to the success of the Company, the scope of each individual’s role in the firm, competitive market forces and benchmarking information on compensation paid to employees in similar roles at the Company’s peers. The Compensation Committee then determines how much of the allocated pool is going to be paid to the individuals at the end of the year based on the results of the firm, the contributions made by each of the individuals during the year and competitive market forces. The Compensation Committee is allowed to exercise negative discretion and reduce the amounts calculated under the annual bonus pool, but they are restricted from either paying aggregate bonuses in excess of the annual bonus pool or from transferring a bonus payment from one participant in the annual bonus pool to another.

     Since fiscal 2000, the members of the Executive Committee have been required to receive such incentive compensation in the form of cash, stock options and CAP Units (see the “Compensation Committee Report” on pages 14-18 of this Proxy Statement for a discussion of stock options and CAP Units). The percentage of incentive compensation delivered in both stock options and CAP Units has been approximately 50% over the last six years. The ultimate value that the members of the Executive Committee will derive from both stock options and CAP Units is based on the performance of the Company’s Common Stock.

     The Board believes that the compensation program already effectively aligns the interests of the members of the Executive Committee with those of the Company’s stockholders. Pursuant to the “Performance Graph” contained on page 23 of this Proxy Statement, the Company has clearly outperformed its peer group, the S&P 500 Investment Banking & Brokerage Index and the S&P 500 Index during the past five years.

     In addition, the Board believes that this stockholder proposal would harm the Company’s ability to attract, retain and motivate talented executive officers who are essential for creating and sustaining long-term stockholder value. The Company needs to have the flexibility to use the same compensation tools used by its competitors in order to respond to market pressures and to tailor incentive compensation to the Company’s business goals. This proposal would place the Company at a disadvantage in retaining executive officers as it would limit the amount of compensation that the Compensation Committee could award to the Company’s executive officers based on the actions of its competitors. This proposal would remove the business judgment required to properly calibrate the amount of compensation to be paid to executive officers. A strict adherence to a formula which measures certain financial metrics can not be developed to fit all members of a peer group, especially in the Company’s industry as it does not address whether or not the members of the peer group have taken on more risk to achieve their results. The performance of the Company’s peers may bear no relation to the performance of the Company as they may have different business objectives. In addition, relying solely on a measurement of performance measured against the performance of peers may lead to an unanticipated result as the Company may outperform during a down market which may force it to overcompensate its executive officers.

     Approval of this stockholder proposal regarding executive compensation requires the affirmative vote of a majority of the shares of Common Stock represented at the meeting and entitled to vote. A broker non-vote will not be deemed present and entitled to vote on this proposal and will therefore have no effect on the outcome.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE ADOPTION OF THIS STOCKHOLDER PROPOSAL REGARDING EXECUTIVE COMPENSATION. PROXIES SOLICITED BY THE BOARD WILL BE VOTED “AGAINST” THIS STOCKHOLDER PROPOSAL UNLESS A STOCKHOLDER SPECIFIES OTHERWISE IN THE PROXY.

OTHER MATTERS

     As of the date hereof, the Company has no knowledge of any business other than that described above that will be presented at the Annual Meeting. If any other business should properly come before the meeting, it is intended that the persons named in the enclosed proxy will have discretionary authority to vote the shares which they represent.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

     In accordance with rules promulgated by the SEC, any stockholder who wishes to submit a proposal for inclusion in the Company’s Proxy Statement in connection with the 2008 Annual Meeting must do so no later than November 28, 2007.

     In addition, in accordance with Article VI, Section 2 of the Company’s Restated Certificate of Incorporation, in order for a matter to be properly brought before the 2008 Annual Meeting, a matter must have been: (1) specified in a written notice of such meeting (or any supplement thereto) given to the stockholders by or at the direction of the Board (which would be accomplished if a stockholder proposal were received by the Secretary of the Company as set forth in the preceding paragraph); (2) brought before such meeting at the direction of the Board or the Chairman of the meeting, or (3) specified in a written notice given by or on behalf of a stockholder of record on the record date for such meeting or a duly authorized proxy for such stockholder, which conforms to the requirements of Article VI, Section 2 of the Restated Certificate of Incorporation and is delivered personally to, or mailed to and received by, the Secretary of the Company at the address below not less than 10 days prior to the first anniversary of the date of the notice accompanying this Proxy Statement; provided, however, that such notice need not be given more than 75 days prior to the 2008 Annual Meeting. Accordingly, any written notice given by or on behalf of a stockholder pursuant to clause (3) in connection with the 2008 Annual Meeting must be received no later than March 17, 2008.

STOCKHOLDERS SHARING AN ADDRESS

     Stockholders who share a single address and who have consented are receiving only a single copy of our annual report and Proxy Statement. This practice, known as “householding,” is designed to reduce the Company’s printing and mailing costs. If any such stockholder wishes to receive a separate copy of the Company’s annual report or Proxy Statement, he or she may contact our Investor Relations Department at 383 Madison Avenue, New York, New York 10179, telephone: (212) 272-2000.

     Stockholders who wish to change or revoke their consent to householding should contact ADP Investor Communication Services, a division of Automatic Data Processing, Inc., at (800) 542-1061 or write to them at Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

ELECTRONIC VOTING AND ACCESS TO PROXY MATERIALS

     Stockholders have the option of voting via the internet or by telephone. Instructions for voting via the internet or by telephone are set forth on the enclosed proxy card. If your shares are registered in the name of a bank or brokerage firm you will receive voting instructions from your holder of record. If internet or telephone voting is unavailable from your bank or brokerage firm, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided.

     Votes submitted via the internet or by telephone must be received by 11:59 p.m. Eastern Daylight Time, on April 17, 2007.

     Stockholders who have consented may receive the Company’s annual report and Proxy Statement over the internet. Stockholders owning shares through a bank, broker or other holder of record should contact the record holder for information regarding electronic delivery of these documents. An election to receive materials over the internet will remain in full force and effect unless subsequently revoked by the stockholder. There may be costs associated with electronic delivery and voting, such as telephone and internet access charges, which must be borne by the stockholder.

     Stockholders who elect to access proxy materials on the internet may request prompt delivery of the Company’s Proxy Statement or annual report by contacting the Company at (212) 272-2000 or by writing to the Company’s Investor Relations Department at 383 Madison Avenue, New York, New York 10179.

REPORTS

     Upon written request, the Company will furnish any stockholder free of charge a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2006. Such requests should be directed to the Company’s Investor Relations Department at the address below. This Proxy Statement and the Company’s 2006 Annual Report to Stockholders and Annual Report on Form 10-K are also available on the Company’s website at http://www.bearstearns.com. The 2006 Annual Report to Stockholders, Annual Report on Form 10-K and information on the website other than the Proxy Statement, are not part of the Company’s proxy soliciting materials.

By order of the Board of Directors

Kenneth L. Edlow,
Secretary

The Bear Stearns Companies Inc.
383 Madison Avenue
New York, New York 10179
March 27, 2007